    As filed with the Securities and Exchange Commission on December 5, 1996
                                                   Registration No. 333- xxxxxx
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                               ----------------
                                   FORM S-4
                             REGISTRATION STATEMENT
                                    Under
                           The Securities Act of 1933
                               ----------------
                               NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)

         Delaware                           6711                     41-0449260
(State or other jurisdiction of   (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)     Classification Code Number)    Identification No.)

                                 Norwest Center
                               Sixth and Marquette
                       Minneapolis, Minnesota  55479-1000
                                  612-667-1234
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                               ----------------
                                Stanley S. Stroup
                  Executive Vice President and General Counsel
                               Norwest Corporation
                                 Norwest Center
                               Sixth and Marquette
                       Minneapolis, Minnesota  55479-1026
                                  612-667-8858
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
       Robert J. Kaukol                                Ronald J. Frappier
      Norwest Corporation                           Jenkens & Gilchrist, P.C.
        Norwest Center                             1445 Ross Avenue, Suite 3200
     Sixth and Marquette                             Dallas, Texas 75202-2799
Minneapolis, Minnesota 55479-1026
                               ----------------
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.
   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                                  CALCULATION OF REGISTRATION FEE

     Title of Securities             Amount     Proposed Maximum   Proposed Maximum    Amount of
           to Be                     to Be       Offering Price       Aggregate       Registration
        Registered                 Registered      Per Share        Offering Price       Fee
Common Stock                      5,000,000 (2)       N/A           $74,099,203(3)      $22,454.28
(par value $1-2/3 per share) (1)

(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Based upon the maximum number of shares that may be issued in the transaction described herein.
(3) Estimated solely for the purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value as of
    September 30, 1996 of all shares of common to be acquired by the registrant in the transaction described herein.
                               ----------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             [CENTRAL LETTERHEAD]

                                                              December 13, 1996

Dear Shareholder:

    A special meeting of shareholders of Central Bancorporation, Inc. ("Central") will be held on January 15, 1997 to approve the Agreement and Plan of Reorganization dated September 16, 1996 (the "Merger Agreement") between Central and Norwest Corporation ("Norwest") pursuant to which Central will become a wholly-owned subsidiary of Norwest (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, you will be entitled to receive 1.7745 shares of Norwest common stock for each share of Central common stock you own at the time the Merger becomes effective.

    Central's board of directors has, by unanimous vote of all directors present, approved the Merger Agreement as being advisable and in your best interests as a shareholder of Central and recommends that you approve the Merger Agreement. Keefe, Bruyette & Woods, Inc., Central's financial advisor in connection with the Merger, has rendered an opinion to Central's board of directors that, as of the date hereof, the consideration to be received in the Merger by shareholders of Central is fair from a financial point of view.

    You will also be asked at the meeting to approve certain payments to be made to J. Andy Thompson and Stuart W. Murff (collectively, the "Employment Payments") pursuant to one or more employee benefit plans of Central and/or Central Bank & Trust and certain employment/noncompete agreements among Norwest, Central and, respectively, Messrs. Thompson and Murff. In order for the Employment Payments to be tax deductible expenses to Central and Norwest for federal income tax purposes and to avoid a 20% nondeductible excise tax on the Employment Payments, the Internal Revenue Code requires a 75% vote of disinterested shareholders of Central to approve the Employment Payments. Central's board of directors, by unanimous vote of all directors present, has recommended approval of the Employment Payments.

    Enclosed with this letter are a notice of special meeting, which sets forth the time and location of the special meeting, and a Proxy Statement-Prospectus, which describes in more detail the terms and conditions of the Merger and Employment Payments and discusses the background of and reasons for the Merger and Employment Payments. Please carefully review and consider the information in the Proxy Statement-Prospectus. The Merger Agreement and Employment Agreements are included in the Proxy Statement-Prospectus as Appendix A and Appendix B, respectively. Additional information concerning Norwest, including its most recent annual report on Form 10-K and its quarterly reports on Form 10-Q for the current year, may be obtained from Norwest as indicated in the Proxy Statement-Prospectus under the section entitled "Incorporation of Certain Documents by Reference."

    Your vote is very important. The Merger will not occur unless it is approved by the holders of the required number of shares of Central common stock.

    Please mark, date, sign and return the enclosed proxy in the enclosed postage prepaid envelope as soon as possible, regardless of whether you plan to attend the special meeting. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.

                                       J. Andy Thompson
                                       CHAIRMAN AND CEO

                         CENTRAL BANCORPORATION, INC.
                             777 WEST ROSEDALE
                          FORT WORTH, TEXAS 76104
                              (817) 347-8100
                               ----------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 15, 1997
                               ----------------
   A special meeting (the "Special Meeting") of shareholders of Central Bancorporation, Inc., a Texas corporation ("Central"), will be held at 777 West Rosedale, Fort Worth, Texas, on January 15 , 1997 at 3:00 p.m., central time, for the following purposes:

      1.  To approve the Agreement and Plan of Reorganization dated
   September 16, 1996 (the "Merger Agreement") between Central and Norwest Corporation ("Norwest") pursuant to which a wholly-owned subsidiary of Norwest will merge with and into Central and Central will become a wholly-owned subsidiary of Norwest, upon the terms and subject to the conditions set forth in the Merger Agreement, a copy of which is attached as an appendix to the accompanying Proxy Statement-Prospectus.

      2. To obtain shareholder approval of certain payments to J. Andy Thompson, Chairman and Chief Executive Officer of Central, and Stuart W. Murff, President and Director of Central, following consummation of the Merger pursuant to one or more employee benefit plans of Central and/or Central Bank & Trust and certain employment/noncompete agreements among Norwest, Central and, respectively, Messrs. Thompson and Murff. Shareholder approval is required under Section 280G of the Internal Revenue Code for such payments to be tax deductibe expenses to Central and Norwest for federal income tax purposes and to avoid a 20% nondeductible excise tax on such payments. Copies of the employment/noncompete agreements are attached as an appendix to the accompanying Proxy Statement-Prospectus.

      3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

   Only shareholders of record on the books of Central at the close of business on December 12, 1996 will be entitled to vote at the Special Meeting or any adjournments or postponements thereof.

   Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                       By Order of the Board of Directors



                                       Karen L. Sweeney
                                       CORPORATE SECRETARY

December 13, 1996
-------------------------------------------------------------------------------
PLEASE COMPLETE, SIGN AND DATE YOUR PROXY AND PROMPTLY MAIL IT IN THE ENCLOSED
  ENVELOPE.  NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.  YOU MAY
      REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-
              PROSPECTUS AT ANY TIME BEFORE IT IS EXERCISED.

         PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME.
-------------------------------------------------------------------------------

                        CENTRAL BANCORPORATION, INC.
                              PROXY STATEMENT
                    FOR A SPECIAL MEETING OF SHAREHOLDERS
                               ----------------
                             NORWEST CORPORATION
                                 PROSPECTUS
                            SHARES OF COMMON STOCK
                               ----------------
    This Proxy Statement-Prospectus is being provided to you in connection with the solicitation of your proxy by the board of directors of Central Bancorporation, Inc. ("Central") for use at a special meeting of Central's shareholders to be held on January 15, 1997 (the "Special Meeting"). Central's board of directors has called the Special Meeting to (i) approve the Agreement and Plan of Reorganization dated September 16, 1996 (including all exhibits, the "Merger Agreement") between Central and Norwest Corporation ("Norwest") and (ii) approve certain payments (collectively, the "Employment Payments") to J. Andy Thompson, Chairman and Chief Executive Officer of Central, and Stuart W. Murff, President and Director of Central, following consummation of the Merger.

    The Merger Agreement provides for the merger of a wholly-owned subsidiary of Norwest with and into Central (the "Merger"), with the net effect of the Merger being that Central will become a wholly-owned subsidiary of Norwest. If the Merger Agreement is approved and the Merger becomes effective, you will be entitled to receive 1.7745 shares (the "Exchange Ratio") of Norwest common stock, par value $1-2/3 per share ("Norwest Common Stock"), for each share of Central common stock, par value $2.50 per share ("Central Common Stock"), owned by you immediately prior to the Merger.

    The Employment Payments will be made to Messrs. Thompson and Murff pursuant to one or more employee benefit plans of Central and/or Central Bank & Trust and certain employment/noncompete agreements dated September 16, 1996 (the "Employment Agreements") among Norwest, Central and, respectively, Messrs. Thompson and Muff. Shareholder approval of the Employment Payments is required for such payments to be tax deductibe expenses to Central and Norwest for federal income tax purposes and to avoid a 20% nondeductible excise tax on such payments.

    A copy of the Merger Agreement and copies of the Employment Agreements have been included in this Proxy Statement-Prospectus as Appendix A and Appendix B, respectively, and are incorporated herein by reference.

    Norwest has filed a registration statement on Form S-4 (File No. 333-     )
(the "Registration Statement") with the Securities and Exchange Commission
(the "Commission") registering under the Securities Act of 1933, as amended (the "Securities Act"), the shares of Norwest Common Stock to be issued in the Merger. In addition to serving as the proxy statement of Central in connection with the Special Meeting, this document constitutes the prospectus of Norwest filed as part of the Registration Statement.

    Norwest Common Stock trades on the New York Stock Exchange ("NYSE") and the Chicago Stock Exchange ("CHX") under the symbol NOB. The closing price of Norwest Common Stock as reported on the NYSE on ____________, 1996 was $______ per share. There is no established public market for shares of Central Common Stock.

    NORWEST, ITS BANKING SUBSIDIARIES AND MANY OF ITS NONBANKING SUBSIDIARIES ARE SUBJECT TO SIGNIFICANT REGULATION BY A NUMBER OF FEDERAL AND STATE AGENCIES. THIS REGULATION MAY AFFECT NORWEST'S EARNINGS AND/OR RESTRICT ITS ABILITY TO PAY DIVIDENDS ON NORWEST COMMON STOCK. SEE "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

    THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT- PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------
    All information concerning Norwest contained in this Proxy Statement-Prospectus has been provided by Norwest, and all information concerning Central contained in this Proxy Statement-Prospectus has been provided by Central.

    This Proxy Statement-Prospectus is dated as of December 13, 1996 and, together with the accompanying form of proxy, is first being mailed to shareholders of Central on or about December 13, 1996.

                              TABLE OF CONTENTS

                                                                           Page
AVAILABLE INFORMATION.....................................................   4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   4
DOCUMENTS ENCLOSED WITH THIS PROXY STATEMENT-PROSPECTUS...................   5
EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN ITEMS.........................   6
SUMMARY...................................................................   7
    Parties to the Merger.................................................   7
    Special Meeting and Vote Required.....................................   7
    The Merger............................................................   8
    Market Information....................................................   9
    Comparison of Rights of Holders of Central Common Stock and
      Norwest Common Stock................................................  10
    Comparative Per Common Share Data.....................................  11
    Selected Consolidated Financial Data..................................  12
COMPARATIVE PER SHARE PRICES AND DIVIDENDS................................  16
MEETING INFORMATION.......................................................  17
    General...............................................................  17
    Record Date; Voting Rights; Vote Required.............................  17
    Voting and Revocation of Proxies......................................  17
    Solicitation of Proxies...............................................  18
THE MERGER................................................................  19
    General...............................................................  19
    Background of and Reasons for the Merger..............................  19
    Opinion of Central's Financial Advisor................................  21
    Merger Consideration..................................................  25
    Dissenters' Rights....................................................  26
    Surrender of Certificates.............................................  28
    Conditions to the Merger..............................................  28
    Regulatory Approvals..................................................  29
    Conduct of Business Pending the Merger................................  30
    No Solicitation.......................................................  30
    Certain Additional Agreements.........................................  31
    Termination of the Merger Agreement...................................  31
    Amendment of the Merger Agreement.....................................  34
    Waiver of Performance of Obligations..................................  34
    Effect on Employee Benefit Plans......................................  34
    Interests of Certain Persons in the Merger............................  34
    U. S. Federal Income Tax Consequences.................................  35
    Resale of Norwest Common Stock........................................  37
    Stock Exchange Listing................................................  37
    Accounting Treatment..................................................  37
    Expenses..............................................................  38
EMPLOYMENT PAYMENTS.......................................................  38
COMPARISON OF RIGHTS OF HOLDERS OF CENTRAL COMMON STOCK AND
NORWEST COMMON STOCK......................................................  39
    General...............................................................  39
    Directors.............................................................  39
    Amendment of Articles or Certificate of Incorporation and Bylaws......  40
    Shareholder or Stockholder Approval of Mergers and Asset
      Sales...............................................................  40
    Appraisal Rights......................................................  41
    Special Meetings......................................................  41
    Action Without a Meeting..............................................  42
    Limitation of Director Liability......................................  42
    Indemnification of Officers and Directors.............................  42
    Dividends.............................................................  43
    Proposal of Business; Nomination of Directors.........................  43

CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST...................  44
    General...............................................................  44
    Dividend Restrictions.................................................  44
    Holding Company Structure.............................................  45
    Acquisitions..........................................................  46
    Capital Requirements..................................................  46
    Federal Deposit Insurance Corporation Improvement Act of 1991.........  47
    FDIC Insurance........................................................  48
EXPERTS...................................................................  49
LEGAL OPINIONS............................................................  49
MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION..........................  49
APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION
APPENDIX B  EMPLOYMENT AGREEMENTS
APPENDIX C  OPINION OF KEEFE, BRUYETTE & WOODS, INC.
APPENDIX D TEXAS BUSINESS CORPORATION ACT, ARTICLES 5.11, 5.12 AND 5.13

                            AVAILABLE INFORMATION

    Norwest and Central are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the Commission. You may review and copy such reports, proxy statements and other information at the public reference facilities of the Commission, located in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also access these materials through the Commission's Web site on the Internet located at http://www.sec.gov. You may obtain copies of these materials at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also review annual, quarterly and current reports, proxy statements and other information concerning Norwest at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

     As permitted by the Commission, this Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. You may review or obtain a copy of the Registration Statement in the manner described above.

    In deciding whether to approve the Merger Agreement, you should rely only on the information contained or incorporated by reference in this Proxy Statement-Prospectus. Neither Norwest nor Central has authorized any person to provide you with any additional or contrary information or representations concerning either company or the Merger.

    The information contained in this Proxy Statement-Prospectus is as of December 13, 1996. You should not assume that the delivery to you of this Proxy Statement-Prospectus or the issuance to you of shares of Norwest Common Stock means that there has been no change in the business prospects, financial condition or other affairs of Norwest or Central since December 13, 1996 or that the information contained or incorporated by reference in this Proxy Statement-Prospectus is correct or complete as of any time after December 13, 1996. The Commission allows Norwest and Central to update much of the information contained or incorporated by reference in this Proxy Statement-Prospectus pursuant to their subsequent filings with the Commission (see "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" below).

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    As permitted by the Commission, Norwest has incorporated into this Proxy Statement-Prospectus certain information contained in documents filed by Norwest with the Commission. These documents contain important information concerning Norwest and its business prospects and financial condition.
Except to the extent superseded by the information contained in this Proxy Statement-Prospectus, the information contained in each document incorporated by reference is considered to be part of this Proxy Statement-Prospectus and therefore to have been provided to you at the time you receive this Proxy Statement-Prospectus. In addition, each document filed by Norwest with the Commission subsequent to the date hereof and prior to the Special Meeting will be incorporated into and considered part of this Proxy Statement-Prospectus. There may be information contained in these documents that supersedes or modifies statements and other information contained or incorporated by reference in this Proxy Statement-Prospectus. Generally, you will not receive a copy of any of these documents unless you request a copy in the manner described below.

    The following Norwest documents have been incorporated by reference in this Proxy Statement-Prospectus. Each document was filed with the Commission under file number 1-2979.

    (1) Norwest's annual report on Form 10-K for the year ended December 31, 1995;

    (2) Norwest's quarterly reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

    (3) Norwest's current reports on Form 8-K dated January 17, 1996, February 20, 1996, as amended pursuant to Form 8-K/A, February 26, 1996, April 17, 1996, July 2, 1996, July 15, 1996, and October 14,
         1996;

    (4) Norwest's current report on Form 8-K dated April 30, 1996 containing a description of the Norwest Common Stock; and

    (5) Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated June 29, 1993, relating to preferred stock purchase rights attached to shares of Norwest Common Stock.

     YOU MAY OBTAIN COPIES OF THE FOREGOING DOCUMENTS (OTHER THAN CERTAIN EXHIBITS) UPON REQUEST IN WRITING OR BY TELEPHONE AS FOLLOWS:

                    CORPORATE SECRETARY
                    NORWEST CORPORATION
                    NORWEST CENTER
                    SIXTH AND MARQUETTE
                    MINNEAPOLIS, MN 55479-1026

                    TELEPHONE (612) 667-8655
                    FAX (612) 667-4399

TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, YOUR REQUEST SHOULD BE RECEIVED BY NORWEST BY JANUARY 8, 1997.

         DOCUMENTS ENCLOSED WITH THIS PROXY STATEMENT-PROSPECTUS

    As permitted by the Commission, Central has elected to provide you with copies of the following documents rather than including certain information contained in these documents in this Proxy Statement-Prospectus:

    (1) Central's annual report to shareholders for the year ended December 31, 1995;

    (2) Central's annual report on Form 10-K for the year ended December 31, 1995; and

    (3) Central's quarterly reports on Form 10-Q for the quarters ended March 30, 1996, June 30, 1996 and September 30, 1996.

    ADDITIONAL COPIES OF THESE DOCUMENTS ARE AVAILABLE UPON REQUEST IN WRITING OR BY TELEPHONE AS FOLLOWS:

                    CORPORATE SECRETARY
                    CENTRAL BANCORPORATION, INC.
                    777 WEST ROSEDALE
                    FORT WORTH, TEXAS 76104

                    TELEPHONE (817) 347-8100
                    FAX (817) 335-5430

TO ENSURE TIMELY DELIVERY OF ANY OF THESE DOCUMENTS, YOUR REQUEST SHOULD BE RECEIVED BY CENTRAL BY NO LATER THAN JANUARY 8, 1997.

              EXPLANATORY NOTE AND DEFINITIONS OF CERTAIN TERMS

    Central is incorporated under the laws of the state of Texas and is governed by the Texas Business Corporation Act and Central's articles of incorporation and bylaws (as amended and in effect as of the date of this Proxy Statement-Prospectus, the "TBCA," "Central Articles" and "Central Bylaws," respectively). Norwest is incorporated under the laws of the state of Delaware and is governed by the Delaware General Corporation Law and Norwest's restated certificate of incorporation and bylaws (as amended and in effect as of the date of this Proxy Statement-Prospectus, the "DGCL," "Norwest Certificate" and "Norwest Bylaws," respectively). The TBCA uses the term "shareholder" to refer to a holder of capital stock of a Texas corporation. The DGCL uses the term "stockholder" to refer to a holder of capital stock of a Delaware corporation. Accordingly, this Proxy Statement-Prospectus uses the term "shareholder" to refer to a holder of Central Common Stock and the term "stockholder" to refer to a holder of Norwest Common Stock.

                                  SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION RELATING TO THE MERGER. THERE MAY BE ADDITIONAL INFORMATION CONTAINED ELSEWHERE IN THIS DOCUMENT OR
IN THE DOCUMENTS INCORPORATED BY REFERENCE THAT MAY AFFECT YOUR DECISION WHETHER TO APPROVE THE MERGER. FOR THAT REASON, YOU SHOULD READ THIS DOCUMENT (INCLUDING THE APPENDICES), AS WELL AS THE DOCUMENTS INCORPORATED BY REFERENCE, IN THEIR ENTIRETY. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" FOR A LIST OF THE DOCUMENTS INCORPORATED BY REFERENCE AND INSTRUCTIONS ON HOW TO OBTAIN COPIES OF THESE DOCUMENTS.

PARTIES TO THE MERGER

    NORWEST. Norwest Corporation ("Norwest") is a diversified financial services company organized under the laws of Delaware in 1929 and registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Through its subsidiaries and affiliates, Norwest provides retail, commercial and corporate banking services, as well as a variety of other financial services, including mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

    At September 30, 1996, Norwest had consolidated total assets of $78.4 billion, total deposits of $48.0 billion and total stockholders' equity of $5.9 billion. Based on total assets at September 30, 1996, Norwest was the 12th largest commercial banking organization in the United States.

    Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479, and its telephone number is (612) 667-1234. As used in this Prospectus, the term "Norwest" means Norwest and its consolidated subsidiaries.

    Additional information concerning Norwest is included in Norwest's documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

    CENTRAL. Central, a Texas corporation organized in 1979, is a bank holding company registered under the Bank Holding Company Act. Central owns, indirectly through a wholly-owned subsidiary, all of the issued and outstanding shares of capital stock of one state banking corporation, Central Bank & Trust, Fort Worth, Texas ("CBT" or the "Bank"). Substantially all of Central's revenues are derived from CBT.

    CBT was founded in 1947 and is currently in its 49th year of operation. CBT is engaged in a general, full-service commercial banking and consumer banking business through 24 full-service branch-banking facilities in Tarrant, Dallas and Johnson Counties, Texas.

    At September 30, 1996, Central had consolidated total assets of $1.1 billion, total deposits of $998 million and total shareholders' equity of $74 million. Additional information regarding Central is included in the Central documents delivered herewith. See "DOCUMENTS ENCLOSED WITH THIS PROXY STATEMENT-PROSPECTUS."

SPECIAL MEETING AND VOTE REQUIRED

    SPECIAL MEETING. The Special Meeting will be held on January 15, 1997 at 777 West Rosedale, Fort Worth, Texas for the purpose of voting on proposals to approve the Merger Agreement and the Employment Agreements. Only holders of record of Central Common Stock at the close of business on December 12, 1996 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. At the Record Date, there were 2,648,637 shares of Central

Common Stock outstanding and entitled to vote at the Special Meeting. For additional information relating to the Special Meeting, SEE "MEETING INFORMATION."

    VOTE REQUIRED. Approval of the Merger Agreement requires the affirmative vote of the holders a majority of the outstanding shares of Central Common Stock. Holders of Central Common Stock are entitled to one vote per share owned of record on the Record Date. If a majority of the votes eligible to be cast by the holders of Central Common Stock do not vote in favor of approval of the Merger Agreement, Central will remain a separate entity. See "MEETING INFORMATION--RECORD DATE; VOTING RIGHTS; VOTE REQUIRED."

THE MERGER

    EFFECT OF THE MERGER. If the Merger Agreement is approved and the Merger becomes effective, a wholly-owned subsidiary of Norwest will merge with and into Central and Central, as the surviving corporation in the Merger, will become a wholly-owned subsidiary of Norwest. In the Merger, each share of Central Common Stock outstanding immediately prior to the Effective Time of the Merger will be automatically converted into and exchanged for the right to receive shares of Norwest Common Stock based on the Exchange Ratio. See "THE MERGER--MERGER CONSIDERATION."

    RECOMMENDATION OF THE CENTRAL BOARD. At a meeting of Central's board of directors (the "Central Board") held on September 16, 1996, after considering the terms and conditions of the Merger Agreement, the Central Board unanimously approved the Merger Agreement. The Central Board believes that the Merger is advisable and in the best interests of Central and its shareholders and recommends that shareholders of Central approve the Merger Agreement. For a discussion of the circumstances surrounding the Merger and the factors considered by the Central Board in making its recommendation, see "THE MERGER--BACKGROUND OF AND REASONS FOR THE MERGER."

    OPINION OF CENTRAL'S FINANCIAL ADVISOR. The Central Board retained Keefe, Bruyette & Woods, Inc. ("Keefe") to act as financial advisor in connection with the Merger. Keefe, Bruyette & Woods has delivered its written opinion to the Central Board that, as of the date of this Proxy Statement-Prospectus, the consideration to be received in the Merger by Central's shareholders is fair from a financial point of view. The opinion of Keefe is attached as Appendix C to this Proxy Statement-Prospectus. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered and limitations on the reviews undertaken in connection therewith. For additional information, see "THE MERGER--OPINION OF CENTRAL'S FINANCIAL ADVISOR."

    CONDITIONS TO THE MERGER; TERMINATION OF THE MERGER AGREEMENT. The obligations of Norwest and Central to effect the Merger are subject to the satisfaction or, if permissible under the Merger Agreement, waiver of a number of conditions, in addition to approval of the Merger Agreement by Central's shareholders. The Merger Agreement is subject to termination by one or more parties at any time prior to the Effective Time of the Merger upon the occurrence of certain specified events. See "THE MERGER--CONDITIONS TO THE MERGER" AND "--TERMINATION OF THE MERGER AGREEMENT."

          REGULATORY APPROVALS. The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Norwest has filed an application with the Federal Reserve Board requesting approval of the Merger; however, there can be no assurance that the necessary regulatory approval will be obtained or as to the timing or conditions of such approval. The Merger is also subject to certain filing and other requirements of the Texas Department of Banking. See "THE MERGER--REGULATORY APPROVALS."

    EFFECTIVE TIME AND CLOSING OF THE MERGER. If the Merger Agreement is approved at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the parties expect the Merger to become effective at 11:59 p.m. on the date that articles of merger relating to the Merger (the "Articles of Merger") are filed with the Texas Secretary of State in accordance with the relevant provisions of the TBCA (the "Effective Time of the Merger"). The parties expect to file the Articles of Merger with the Texas Secretary of State as soon as practicable following approval of the Merger Agreement at the Special Meeting. See "THE MERGER--CONDITIONS TO THE MERGER" AND "--REGULATORY APPROVALS."

    NO SOLICITATION. Subject to certain exceptions, Central and its subsidiaries, and their respective directors, officers, representatives and agents, are prohibited under the Merger Agreement from directly or indirectly soliciting, authorizing the solicitation of or entering into any discussions with any party other than Norwest concerning certain transactions involving the acquisition of Central's capital stock or assets. See "THE MERGER--NO SOLICITATION."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. In the Merger, Central's directors and executive officers will receive the same consideration for their shares of Central Common Stock as the other shareholders of Central will receive for their shares of Central Common Stock. Certain members of the Central Board and management, however, may be deemed to have interests in the Merger that are in addition to and separate from the interests of Central's shareholders generally. These interests include, among others, the Employment Payments, provisions in the Merger Agreement relating to the continuation of certain director and officer indemnification rights and the maintenance of certain directors' and officers' liability insurance policies. See "THE MERGER--INTERESTS OF CERTAIN PERSONS IN THE MERGER" AND "EMPLOYMENT PAYMENTS."

    DIRECTORS AND OFFICERS OF CENTRAL AFTER THE MERGER. Following the Effective Time of the Merger, Norwest will be the sole shareholder of Central and, for that reason, will be in a position to elect or appoint all of the directors and officers of Central.

    DISSENTERS' RIGHTS. Holders of Central Common Stock will have the right to dissent with respect to their shares of Central Common Stock. For more information concerning dissenters' rights and the procedures to be followed to exercise such rights, see "THE MERGER--DISSENTERS' RIGHTS."

    U.S. FEDERAL INCOME TAX CONSEQUENCES. It is the intent of the parties that the Merger qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), which should result in no gain or loss being recognized by Central's shareholders upon the receipt of Norwest Common Stock solely in exchange for such Central Common Stock pursuant to the Merger (except to the extent of other cash received in lieu of fractional shares or as a result of exercising dissenters' appraisal rights).. The Merger's effectiveness is conditioned upon the receipt by Central of a written opinion of its counsel to that effect. See "THE MERGER--U.S. FEDERAL INCOME TAX CONSEQUENCES."

    THE U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE MERGER MAY BE DIFFERENT FOR PARTICULAR TYPES OF CENTRAL SHAREHOLDERS OR IN LIGHT OF EACH CENTRAL SHAREHOLDER'S PERSONAL INVESTMENT CIRCUMSTANCES. FOR THAT REASON, CENTRAL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE S THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE MERGER, AS WELL AS THE APPLICATION TO THEM OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS AND THE POSSIBLE EFFECT OF CHANGES IN SUCH LAWS.

MARKET INFORMATION

    On September 13, 1996, the last business day preceding public
announcement of the Merger Agreement, and on                      , 1996, the
last practicable date prior to the mailing of this Proxy Statement-Prospectus, the closing price per share of Norwest Common Stock (as reported on the NYSE composite tape) was $40.75 and $______, respectively. There is no established public market for shares of Central Common Stock.

    The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Effective Time of the Merger, which will be a period of several weeks. The market value per share of the Norwest Common Stock that Central's shareholders ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurance can be given concerning the market price of Norwest Common Stock before or after the Effective Time of the Merger. Central's shareholders are advised to obtain current market quotations for Norwest Common Stock.

Comparison of Rights of Holders of Central Common Stock and Norwest Common Stock

    As of the date of this Proxy Statement-Prospectus, the rights of Central's shareholders are governed by the TBCA and the Central Articles and Central Bylaws. At the Effective Time of the Merger, Central's shareholders will become stockholders of Norwest. For that reason, their rights will thereafter be governed by the DGCL and the Norwest Certificate and Norwest Bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF CENTRAL COMMON STOCK AND NORWEST COMMON STOCK."

COMPARATIVE PER COMMON SHARE DATA

    The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for Central Common Stock on a historical and pro forma equivalent basis giving effect to the Merger using the pooling of interests method of accounting. (For a description of the pooling of interests method of accounting and the related effects on the historical financial statements of Norwest, see "THE MERGER--ACCOUNTING TREATMENT.") The historical data for Norwest and Central for each of the years in the three-year period ended December 31, 1995 are derived from the respective audited consolidated financial statements of Norwest and Central (including the related notes thereto) for such three-year period. The historical data for Norwest and Central for the nine-month period ended September 30, 1996 are derived from the respective unaudited consolidated financial statements of Norwest and Central (including the related notes thereto) for such nine-month period. The data are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger become effective prior to the periods indicated. The above-referenced audited and unaudited consolidated financial statements of Norwest are incorporated by reference into this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The above-referenced audited and unaudited consolidated financial statements of Central are included in Central's annual report on Form 10-K for the year ended December 31, 1995 and Central's quarterly report on Form 10-Q for the quarter ended September 30, 1996. See "DOCUMENTS ENCLOSED WITH THIS PROXY STATEMENT-PROSPECTUS."

                      COMPARATIVE PER COMMON SHARE DATA

                             Norwest Common Stock     Central Common Stock
                            ---------------------    ------------------------
                                         Pro Forma                Pro Forma
                            Historical   Combined    Historical   Equivalent
                            ----------   ---------   ----------   -----------
BOOK VALUE (1):
  September 30, 1996        $15.53         15.53        28.25        27.56
  December 31, 1995          14.20         14.20        25.73        25.20

DIVIDENDS DECLARED (2):
  Nine Months Ended
  September 30, 1996         0.780         0.780        0.300        1.384
  Year Ended
  December 31, 1995          0.900         0.900        0.400        1.597
  December 31, 1994          0.765         0.765        0.390        1.357
  December 31, 1993          0.640         0.640        0.290        1.136

NET INCOME (3):
Nine Months Ended
    September 30, 1996       2.26          2.25         3.04         3.99
  Year Ended
    December 31, 1995        2.73          2.72         3.64         4.83
    December 31, 1994        2.41          2.40         3.07         4.26
    December 31, 1993        1.86          1.86         3.11         3.30

(1) The pro forma combined book value per share of Norwest Common Stock represents the historical total combined common stockholders' equity for Norwest and Central divided by total pro forma common shares of the combined entities, based on the Exchange Ratio of 1.7745 and assuming the issuance in the Merger of 4,700,000 shares of Norwest Common Stock in exchange for 2,648,637 shares of Central Common Stock. The pro forma equivalent book value per share of Central represents the pro forma combined book value per share multiplied by the Exchange Ratio of 1.7745.

(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of Central Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the Exchange Ratio of 1.7745.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and Central divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of Central Common Stock represents the pro forma combined net income per share multiplied by the Exchange Ratio of 1.7745.

SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth certain selected historical consolidated financial information for Norwest and Central. The income statement and balance sheet data for Norwest and Central included in the selected consolidated financial data for each of the years in the five-year period ended December 31, 1995 are derived from the respective audited consolidated financial statements of Norwest and Central for such five-year period. The selected financial data for the nine-month periods ended September 30, 1996 and 1995 are derived from the respective unaudited consolidated financial statements of Norwest and Central for such periods. All financial data derived from unaudited financial statements reflect, in the respective opinions of Norwest's and Central's management, all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine-month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. The data for Norwest should be read in conjunction with Norwest's consolidated financial statements (including the notes thereto) incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The data for Central should be read in conjunction with Central's consolidated financial statements (including the related notes thereto) included in Central's annual report on Form 10-K for the year ended December 31, 1995 and its quarterly report for the quarter ended September 30, 1996. See "DOCUMENTS ENCLOSED WITH THIS PROXY STATEMENT-PROSPECTUS."

                      SELECTED CONSOLIDATED FINANCIAL DATA
                      NORWEST CORPORATION AND SUBSIDIARIES

                                                     NINE MONTHS
                                                  ENDED SEPTEMBER 30
                                                                                      YEARS ENDED DECEMBER 31
                                                 --------------------  -----------------------------------------------------
                                                   1996       1995       1995       1994      1993(1)    1992(2)     1991
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN MILLIONS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
  Interest income..............................  $ 4,710.1    4,153.3    5,717.3    4,393.7    3,946.3    3,806.4    4,025.9
  Interest expense.............................    1,955.1    1,771.6    2,448.0    1,590.1    1,442.9    1,610.6    2,150.3
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net interest income........................    2,755.0    2,381.7    3,269.3    2,803.6    2,503.4    2,195.8    1,875.6
  Provision for credit losses..................      281.1      216.5      312.4      164.9      158.2      270.8      406.4
  Non-interest income..........................    1,826.5    1,325.9    1,848.2    1,638.3    1,585.0    1,273.7    1,064.0
  Non-interest expenses........................    2,986.7    2,447.4    3,382.3    3,096.4    3,050.4    2,553.1    2,041.5
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes...................    1,313.7    1,043.7    1,422.8    1,180.6      879.8      645.6      491.7
  Income tax expense...........................      467.9      347.4      466.8      380.2      266.7      175.6       73.4
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before cumulative effect of a change
   in accounting method........................      845.8      696.3      956.0      800.4      613.1      470.0      418.3
  Cumulative effect on years prior to 1992 of
   change in accounting method.................     --         --         --         --         --          (76.0)    --
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income...................................  $   845.8      696.3      956.0      800.4      613.1      394.0      418.3
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
PER COMMON SHARE DATA
  Net income per share:
    Primary:
      Before cumulative effect of a change in
       accounting method......................$
       2.262.042.762.451.891.441.33
      Cumulative effect on years prior to 1992
       of change in accounting method..........     --         --         --         --         --          (0.25)    --
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income...............................  $    2.26       2.04       2.76       2.45       1.89       1.19       1.33
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Fully diluted:
      Before cumulative effect of a change in
       accounting method.......................  $    2.26       2.01       2.73       2.41       1.86       1.42       1.32
      Cumulative effect on years prior to 1992
       of change in accounting method..........     --         --         --         --         --          (0.23)    --
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
      Net income...............................  $    2.26       2.01       2.73       2.41       1.86       1.19       1.32
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Dividends declared per common share..........  $   0.780      0.660      0.900      0.765      0.640      0.540      0.470

BALANCE SHEET DATA
  At period end:
    Total assets...............................  $78,427.6   71,411.9   72,134.4   59,315.9   54,665.0   50,037.0   45,974.5
    Long-term debt.............................   13,250.1   12,686.3   13,676.8    9,186.3    6,850.9    4,553.2    3,686.6
    Total stockholders' equity.................    5,938.4    4,940.1    5,312.1    3,846.4    3,760.9    3,371.8    3,192.3

(1)  On January 14, 1994, First United Bank Group, Inc. ("First
     United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

(2)  On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a
     $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

                         SELECTED CONSOLIDATED FINANCIAL DATA

                    CENTRAL BANCORPORATION, INC. AND SUBSIDIARIES

                                                             NINE MONTHS
                                                          ENDED SEPTEMBER 30                   YEARS ENDED DECEMBER 31
                                                        ----------------------   ------------------------------------------------
                                                          1996         1995      1995        1994        1993      1992      1991
                                                          ----         ----      ----        ----        ----      ----      ----
                                                                                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
       Interest income                                   $52,978      44,381     59,790      49,390     43,638    43,402    46,443
       Interest expense                                   24,913      20,704     27,789      19,491     16,092    18,370    26,014
                                                         -------      ------     ------      ------     ------    ------    -------

         Net interest income                              28,065      23,677     32,001      29,899     27,546    25,032    20,429
       Provision for loan losses                             747         675        900         500        200     2,200     2,865
       Noninterest income                                  9,305       7,779     10,404       9,047      8,046     7,089     6,537
       Noninterest expense                                26,436      21,673     29,265      27,774     26,377    22,569    19,962
                                                         -------      ------     ------      ------     ------    ------    -------

         Income before income taxes                       10,187       9,108     12,240      10,672      9,015     7,352     4,139
       Income tax expense                                  2,209       2,086      2,723       2,650      2,292     1,623     1,725
                                                         -------      ------     ------      ------     ------    ------    -------
       Income before items below                           7,978       7,022      9,517       8,022      6,723     5,729     2,414
       Extraordinary item                                   --           --        --          --         --         356       659
       Cumulative effect of change in
        accounting method                                   --           --        --          --        1,370      --        --
                                                         -------      ------     ------      ------     ------    ------    -------

       Net income                                         $7,978       7,022      9,517       8,022      8,093     6,085     3,073
                                                         -------      ------     ------      ------     ------    ------    -------


PER COMMON SHARE DATA
       Net income per share before
        cumulative effect of change
        in accounting method                               $3.04        2.68       3.64        3.07       2.58      2.20      0.93
       Extraordinary item                                    --          --         --          --         --       0.14      0.25
       Cumulative effect of change
        in accounting method                                 --          --         --          --        0.53      0.14      0.25

       Net income per share                                $3.04        2.68       3.64        3.07       3.11      2.34      1.18
                                                         -------      ------     ------      ------     ------    ------    -------
                                                         -------      ------     ------      ------     ------    ------    -------
       Dividends per share                                 $0.30        0.30       0.40        0.39       0.29      0.24      0.24


BALANCE SHEET DATA

       At period end:
         Total assets                                 $1,127,680    907,810    926,634     881,566    735,759   637,805   572,047
         Long-term debt                                    3,800       --        2,500         500       --        --       --
         Total stockholders' equity                       74,099     64,778     67,329      55,326     52,222    44,624    39,164

                  COMPARATIVE PER SHARE PRICES AND DIVIDENDS


    The following table sets forth the high and low sales prices per share of the Norwest Common Stock and Central Common Stock, and the cash dividends paid on such Norwest Common Stock and Central Common Stock, for the below quarterly periods, which correspond to the companies' respective quarterly fiscal periods for financial reporting purposes. The prices for Norwest Common Stock are as reported on the NYSE. The prices for Central Common Stock are based on relatively infrequent transactions, as there is no established market for Central Common Stock. he prices set forth below may not necessarily reflect the market price of Central Common Stock for the periods indicated.

                                                                Norwest                     Central
                                                              Common Stock                Common Stock
                                                         -------------------------     ----------------------
                                                         High      Low   Dividends     High    Low  Dividends
                                                         ----      ---   ---------     ----    ---  ---------

1993
    First Quarter . . . . . . . . . . . . . . . . . .$  26.000    20.625   0.145      12.88   12.60   0.06
    Second Quarter. . . . . . . . . . . . . . . . . .   28.375    22.875   0.165      16.00   15.50   0.07
    Third Quarter . . . . . . . . . . . . . . . . . .   28.000    25.625   0.165      17.25   16.00   0.08
    Fourth Quarter. . . . . . . . . . . . . . . . . .   29.000    22.500   0.165      18.00   17.25   0.08

1994
    First Quarter . . . . . . . . . . . . . . . . . .   27.375    22.250   0.185      18.00   18.00   0.09
    Second Quarter. . . . . . . . . . . . . . . . . .   28.250    23.125   0.185      21.50   20.50   0.10
    Third Quarter . . . . . . . . . . . . . . . . . .   27.500    24.750   0.185      21.50   21.50   0.10
    Fourth Quarter. . . . . . . . . . . . . . . . . .   25.000    21.000   0.210      22.00   21.50   0.10

1995
    First Quarter . . . . . . . . . . . . . . . . . .   26.250    22.625   0.210      22.25   22.00   0.10
    Second Quarter. . . . . . . . . . . . . . . . . .   29.375    25.125   0.210      22.25   22.25   0.10
    Third Quarter . . . . . . . . . . . . . . . . . .   32.750    26.875   0.240      23.50   23.25   0.10
    Fourth Quarter. . . . . . . . . . . . . . . . . .   34.750    29.250   0.240      23.50   23.00   0.10


1996
    First Quarter . . . . . . . . . . . . . . . . . .   37.125    30.500   0.240      27.50   27.50   0.10
    Second Quarter. . . . . . . . . . . . . . . . . .   37.500    33.000   0.270      28.50   28.50   0.10
    Third Quarter . . . . . . . . . . . . . . . . . .   41.000    32.000   0.270      40.00   30.00   0.10
    Fourth Quarter. . . . . . . . . . . . . . . . . .
    (through ____________, 1996)

                              MEETING INFORMATION

GENERAL

          This Proxy Statement-Prospectus is being furnished to holders of Central Common Stock in connection with the solicitation of proxies by the Central Board for use at the Special Meeting to be held on January 15, 1997 and at any adjournments or postponements thereof. At the Special Meeting, shareholders of Central will consider and vote upon a proposal to approve the Merger Agreement. The Central Board is not aware as of the date of this Proxy Statement-Prospectus of any business to be acted upon at the Special Meeting other than the proposals to approve the Merger Agreement and approve the Employment Payments. If other matters are properly brought before the Special Meeting or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

RECORD DATE; VOTING RIGHTS; VOTE REQUIRED

          The Central Board has fixed the close of business on December 12, 1996 as the record date for the determination of shareholders of Central entitled to receive notice of and to vote at the Special Meeting (the "Record Date"). On the Record Date there were 2,648,637 shares of Central Common Stock outstanding and entitled to vote. Holders of Central Common Stock are entitled to one vote per share held of record on the Record Date. The presence in person or by proxy at the Special Meeting of the holders of a majority of the shares of Central Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business at the Special Meeting.

          Under the TBCA and the Central Articles and Central Bylaws, approval of the Merger Agreement will require the affirmative vote of the holders of a majority of the shares of Central Common Stock. Directors and executive officers of Central and their affiliates beneficially owned as of the Record Date an aggregate of ___________, or approximately ____%, of the outstanding shares of Central Common Stock. Directors and executive officers of Central intend to vote all shares of Central Common Stock held in their individual capacities in favor of approval of the Merger Agreement. If a majority of the votes eligible to be cast by the holders of Central Common Stock do not vote in favor of approval of the Merger Agreement, Central will remain a separate entity. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

          Shares of Central Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Central Common Stock represented by such proxy will be voted FOR approval of the Merger Agreement and FOR approval of the Employment Payments. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the secretary of Central prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not by itself constitute a revocation of a proxy.

          A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of such proposal. The proposal to approve the Merger Agreement must be approved by the holders of a majority of the shares of Central Common Stock outstanding on the Record Date. Because the proposal to approve the Merger Agreement requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

SOLICITATION OF PROXIES

          In addition to solicitation by mail, directors, officers and employees of Central may solicit proxies from the shareholders of Central, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Central will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER--EXPENSES."

THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF CENTRAL. SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT-PROSPECTUS AND TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO CENTRAL IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                  THE MERGER

          THIS SECTION OF THE PROXY STATEMENT-PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE MERGER. THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT-PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY.

          PARENTHETICAL REFERENCES ARE TO SECTIONS OF THE MERGER AGREEMENT.

GENERAL

          At the Effective Time of the Merger, a wholly-owned subsidiary of Norwest will be merged with and into Central, with Central being the surviving corporation in the Merger. Following the Merger, Central will be a wholly-owned subsidiary of Norwest. Except with respect to fractional shares and shares as to which dissenters' rights have been exercised, if the Merger Agreement is approved and the Merger becomes effective, each share of Central Common Stock outstanding immediately prior to the Effective Time of the Merger will be automatically converted into and exchanged for the right to receive shares of Norwest Common Stock based on the Exchange Ratio. See "--MERGER CONSIDERATION" below. Following the Effective Time of the Merger, Norwest will be the sole shareholder of Central. Shares of Norwest Common Stock issued and outstanding immediately before the Effective Time of the Merger will remain issued and outstanding immediately after the Effective Time of the Merger.

BACKGROUND OF AND REASONS FOR THE MERGER

          During early 1996, informal discussions were initiated by Norwest and another bank holding company ("Bank Holding Co. No. 2") regarding their respective interest in Central. In April 1996, Bank Holding Co. No. 2 initially discussed its interest in acquiring Central, including certain acquisition values, which the management of Central determined were sufficient to warrant further consideration. As a result, Central's management began to explore the various strategic alternatives available to Central, including (i) a strategy of independence focusing on efficiencies and internal growth, (ii) growth by acquisition of smaller banks, (iii) a merger of equals and (iv) a sale of Central. In addition, Central had an existing relationship with Keefe, which had kept the management of Central abreast of recent developments with respect to such issues. Historically, the Central Board had chosen to maintain a strategy of acquiring smaller banks within its geographic market and developing business opportunities from its existing customer base.

          In May 1996, representatives of Central contacted representatives of Norwest to solicit Norwest's interest in Central, pursuant to which Norwest indicated its interest. During June 1996, representatives of Central met with and provided financial and non-financial information to Norwest and Bank Holding Co. No. 2, each of which signed a confidentiality agreement, for the purpose of determining a more definitive value of Central. After the delivery of such information, the management of Central received positive preliminary expressions of interest from each of Bank Holding Co. No. 2 and Norwest.

          On July 31, 1996, Central engaged Keefe to act as financial advisor to Central and to evaluate the various proposals. On August 26, 1996, Central invited Norwest to conduct certain due diligence investigations at the offices of Central.

          On August 29, 1996, the management of Central began definitive negotiations with Norwest. On September 9, 1996, management of Central met with Norwest at Norwest's offices in Minneapolis, and the parties discussed a number of important contract terms. On September 13, 1996, a special meeting of the Central Board was held to review the proposal submitted by Norwest and the status of discussions with Bank Holding Co. No. 2. After evaluating the proposal with Keefe, the Central Board authorized the continuance of efforts to negotiate an acceptable definitive agreement. On September 16, 1996, at a special meeting of the Central

Board, the Central Board upon the unanimous vote of all directors present approved the Merger Agreement. Representatives of Central and Norwest completed negotiations and signed the Merger Agreement as of September 16, 1996.

          The terms of the Merger Agreement, including the Exchange Ratio, are the result of arm's-length negotiations between Central and Norwest and their respective representatives. The Central Board believes that the Merger is fair to and in the best interests of Central's shareholders. In reaching its decision to recommend approval of the Merger, the Central Board considered a number of factors. The Central Board did not assign any relative or specific weights to the individual factors considered. Among other things, the Central Board considered:

          THE PROSPECTS FOR REMAINING INDEPENDENT. In this regard, the Central Board considered the competitive and technological challenges arising before Central and the banking and financial services industries and the fundamental need for increasing financial resources to meet such challenges. The Central Board considered the current trends in the banking industry, including the likelihood of continuing consolidation and increasing competition in the banking and financial services industries, the growing importance of financial resources, market positions and economies of scale to a banking institution's ability to compete successfully in this changing environment and the increasing cost of technology. After thorough analysis, the Central Board concluded that there would be substantial risk involved in attempting to attain the necessary growth through internal means to meet such challenges and that there was a limited number of attractive acquisition targets for Central within the State of Texas. The Central Board concluded that the range of values on a sale basis generally exceeded the present value of Central's shares on a basis assuming the reasonable implementation of business strategies by Central. The Central Board felt that a business combination with Norwest would result in both greater short-term and long-term value to Central's shareholders than other alternatives available, including remaining independent.

          FINANCIAL TERMS OF THE MERGER. The Central Board considered the Exchange Ratio in relation to the book value, assets and earnings projections of Central, information concerning the financial condition, results of operations and prospects of Central, including the projected return on assets and return on equity, the financial terms of other recent business combinations in the banking industry, and the opinion of Keefe as to the fairness of the Exchange Ratio to holders of Central Common Stock from a financial point of view. The Central Board believes that the holders of Central Common Stock would initially benefit from the Merger through the ability to obtain, in a tax-free exchange, ownership of shares in a larger enterprise with greater financial resources and broader and more diversified classes of products, while allowing those shareholders who wish to dispose of their interest for cash the opportunity to do so in the open market provided by the New York Stock Exchange. Certain holders of Central's Common Stock would be subject to transfer restrictions on the shares of Norwest Common Stock received in the Merger. After considering a number of potential bidders, the Central Board determined Norwest to be the most attractive potential merger partner. The terms of the Merger Agreement provide protection to Central's shareholders by allowing Central the opportunity to terminate the Merger Agreement in the event that another potential acquiror makes a competitive bid for Central (subject to the payment of a $3.5 million termination fee to Norwest under certain conditions). See "THE MERGER -- TERMINATION OF THE MERGER AGREEMENT." The Central Board also reviewed and considered a compilation of financial terms and trends of other recent business combinations in the banking industry and determined that the financial terms of the Merger were comparable to such other transactions.

          CENTRAL FINANCIAL AND OTHER INFORMATION CONCERNING NORWEST. Such information included, but was not limited to, the financial condition, asset quality, historical and projected earnings and operations of Norwest and the market price and book value of Norwest Common Stock. In addition, the Central Board considered the future growth prospects of Norwest following the Merger and the potential synergies and economies of scale expected to be realized from the Merger.

          INVESTMENT LIQUIDITY. The shares of Norwest Common Stock to be received in the Merger by holders of Central Common Stock will be listed for trading on the New York Stock Exchange and should provide Central's shareholders with increased investment liquidity due to the increased market capitalization of Norwest.

          The Central Board believes that Central's businesses can be substantially enhanced by the financial resources and diversified operations of Norwest, that the Merger will produce a financial institution better able to meet the competitive and technological challenges in the banking and financial services industries and that combining Central with Norwest will result in economies of scale and increase the market served by Central in the State of Texas.

          THE CENTRAL BOARD BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO AND IN THE BEST INTEREST OF CENTRAL'S SHAREHOLDERS. THE CENTRAL BOARD HAS, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT, APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT CENTRAL'S SHAREHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

OPINION OF CENTRAL'S FINANCIAL ADVISOR

          Central retained Keefe to render an opinion with respect to the fairness from a financial point of view of the consideration to be received by the holders of Central Common Stock in the Merger. Keefe was selected by Central on the basis of its qualifications, its previous experience in similar transactions and its reputation in the banking and investment communities. Keefe is a nationally recognized investment banking firm and, as part of its investment banking business, is continually engaged in the valuation of bank, bank holding company, and thrift institution securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, Keefe has experience in, and knowledge of, the valuation of banking enterprises. Keefe has acted exclusively for the Central Board in rendering its fairness opinion and will receive a fee from Central for its services.

          In the ordinary course of its business as a broker-dealer, Keefe may, from time to time, purchase securities from, and sell securities to, Central and Norwest, and as a market maker in securities, Keefe may from time to time have a long or short position in, and buy or sell, equity securities of Central and Norwest for its own account and for the accounts of its customers. To the extent that Keefe has any such position as of the date of the fairness opinion attached as Appendix C hereto, it has been disclosed to Central.

          At the September 13, 1996 special meeting of the Central Board, Keefe rendered its oral opinion to the Central Board to the effect that, as of such date, the consideration to be received by the holders of Central Common Stock, as expressed in the Exchange Ratio was fair to the holders of Central Common Stock from a financial point of view. Keefe has also delivered a written opinion to the Central Board dated as of the date of this Joint Proxy Statement-Prospectus to the effect that, as of such date, the Exchange Ratio was fair to the holders of Central Common Stock from a financial point of view.

          THE FULL TEXT OF KEEFE'S OPINION IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE DESCRIPTION OF THE OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. CENTRAL SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY KEEFE IN CONNECTION THEREWITH.

          Keefe's opinion is directed only to the Norwest offer and does not constitute a recommendation to any holder of Central Common Stock as to how such shareholder should vote at the Special Meeting.

          In connection with its opinion, Keefe reviewed, analyzed and relied upon the following material relating to the financial and operating condition of Central and Norwest: (i) the Merger Agreement; (ii) Annual Reports to Stockholders for the three years ended December 31, 1995 for

Central and Norwest; (iii) certain interim reports to holders of Central Common Stock and Norwest Common Stock and Quarterly Reports on Form 10-Q of Central and Norwest and certain other communications from Central and Norwest to their respective shareholders; (iv) other financial information concerning the businesses and operations of Central and Norwest furnished to Keefe by Central and Norwest for the purpose of Keefe's analysis, including certain internal financial analyses and forecasts for Central and Norwest prepared by senior management of Central and Norwest; (v) certain publicly available information concerning the trading of, and the trading market for, the Norwest Common Stock; and (vi) certain publicly available information with respect to banking companies and the nature and terms of certain other transactions that Keefe considered relevant to its inquiry. Additionally, in connection with its written opinion attached as Appendix C to this Joint Proxy Statement-Prospectus, Keefe reviewed a draft of this Joint Proxy Statement-Prospectus in substantially the form hereof. Keefe also held discussions with senior management of Central and Norwest concerning their past and current operations, financial condition and prospects, as well as the results of regulatory examinations. Keefe also considered such financial and other factors as it deemed appropriate under the circumstances and took into account its assessment of general economic, market and financial conditions and its experience in similar transactions, as well as its experience in securities valuation and its knowledge of banks, bank holding companies and thrift institutions generally. Keefe's opinion was necessarily based upon conditions as they existed and could be evaluated on the date thereof and the information made available to Keefe through the date thereof.

          In conducting its review and arriving at its opinion, Keefe relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and Keefe did not attempt to verify such information independently. Keefe relied upon the managements of Central and Norwest as to the reasonableness and achievability of the financial and operating forecasts (the assumptions and bases therefor) provided to Keefe and assumed that such forecasts reflected the best available estimates and judgments of such managements and that such forecasts will be realized in the amounts and in the time periods estimated by such managements. Keefe also assumed, without independent verification, that the aggregate allowances for loan losses for Central and Norwest are adequate to cover such losses. Keefe did not make or obtain any evaluations or appraisals of the property of Central or Norwest, nor did Keefe examine any individual loan credit files. Keefe was informed by Central, and assumed for purposes of its opinion, that the Merger would be accounted for as a pooling of interests under generally accepted accounting principles.

          Prior to rendering the written opinion attached to Appendix C to this Joint Proxy Statement/Prospectus, Keefe reviewed with the Central Board financial aspects of the proposed Merger and rendered an oral opinion as to the fairness of the Exchange Ratio to the Central Board on September 13, 1996. Set forth below is a summary of the material factors considered by and valuation methodologies presented by Keefe to the Central Board on September 13, 1996 and utilized by Keefe in connection with rendering its opinion as to the fairness, from a financial point of view, of the Exchange Ratio to holders of Central Common Stock.

          ANALYSIS OF THE NORWEST AND COMPETING OFFER. Keefe reviewed certain historical financial information for Central and Norwest and calculated the imputed value of the Norwest offer to holders of Central Common Stock. Keefe calculated the exchange ratio which the offer represents, based on a Norwest stock price at September 12, 1996 of $38.88, at 1.7745 for a value to holders of Central Common Stock as of September 12, 1996 equivalent to $68.99 per share of Central Common Stock. The offer represents the following multiples: 2.56 times June 30, 1996 stated fully diluted book value of $26.93; 3.01 times June 30, 1996 fully diluted tangible book value of $22.92; 17.60 times Central's latest 12 months' earnings per share of $3.92; 15.89 times Central's latest 12 months' "normalized" earnings per share of $4.34; and 14.62 times Central's 1997 earnings estimate of $4.72 per share. In comparison, Bank Holding Co. No.2's offer, as based on its stock price as of September 12, 1996, was approximately $1.25 per share lower to holders of Cental Common Stock. "Normalized" earnings was an estimate developed by Keefe, with Central's management's input, as to what Central might have earned if the results and effects of First American Savings Bank had been included in Central's earnings for the full trailing twelve month period.

          ANALYSIS OF SELECTED MERGER TRANSACTIONS. Keefe reviewed certain financial data related to a set of recent comparable bank acquisitions in Metropolitan Texas areas which included the following transactions (identified by acquirer/acquiree): NationsBank/Charter Bancshares, Norwest Corporation/Benson Financial, Compass Bancshares/Poast Oak Bank, Compass Bancshares/Equitable BankShares, Cullen/Frost Bankers/Park NB of Houston, Comerica Inc./QuestStar Bank, N.A., Norwest Corporation/Liberty National Bank, Coastal Bancorp/Texas Capital Bancshares, Texas Bancorp Shares/Camino Real Bancshares, Victoria Bankshares/Cattlemen's Financial, Norwest Corporation/Valley-Hi Inv. Co, Northern Trust/Tanglewood Bancshares, Cullen/Frost Bankers/National Commerce Bank, Compass Bancshares/Southwest Bankers, Comerica Inc./Lockwood Banc Group, First Interstate/BancWest Bancorp, and Sterling Bancshares/Enterprise Bank.

          Keefe calculated average transaction multiples (measured as of the date of the specific transaction announcement) for the premium to the target's earnings (trailing 12 months), the premium to the target's book value, and the premium to the target's tangible book value for all deals in the comparable sample for the entire time period from 1993 through 1996 as well as the stratified periods of 1993, 1994, and the 1995 - 1996 period. Average premium to earnings were 11.60 times, 7.20 times, 11.20 times and
12.40 times, respectively. This compares to the implied value of the Norwest offer of 17.60 times. Average multiples / book were 1.96times, 1.41times, 2.10times, 2.01times, respectively, which compares to the Norwest implied multiple of 2.56times. Average multiples to tangible book were 2.07times, 1.45times, 2.37times, 2.10times which compares to the Norwest offer of 3.01times.

          No company or transaction used as a comparison in the above analysis is identical to Central, Norwest or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

          Keefe characterized in general terms the financial performance and market performance of Norwest and Bank Holding Co. No. 2 to its knowledge of peer companies. Keefe discussed comparisons of assets size, profitability, capital strength, bond market ratings, earnings history, prospects (as determined from a national recognized composite earnings reporting and estimates service), and stock market performance. Keefe commented that Norwest was an above average profitability performer as compared to the average regional and super-regional banking companies. In addition, Keefe pointed out that Norwest's fully diluted earnings per share growth rate of 15.0% over a five year period ending in 1995 exceeded the industry average for the same period.

          Keefe further reviewed with the Central Board the current year and future year price to earnings ratios for both Norwest and Bank Holding Co. No. 2 comparing them with an overall price to earnings ratio for the banking industry covered by Keefe (more than 150 commercial banking companies). Further, Keefe compared the estimated five year earnings per share growth projections and recommendations of securities analysts for Norwest, Bank Holding Co. No. 2 and six other super-regional or national banking companies with a strong Texas presence. Keefe observed that the estimated price to earnings ratio for Norwest based on a composite earnings estimate of securities analysts following Norwest and compiled by a nationally recognized service (the "Composite Estimate") was 11.1 times for 1997 and 12.5 times for 1996 compared with a Keefe index of 10.1 times for 1997 and 11.4 times for 1996. Keefe further went on to describe its review of the composite estimate of securities analysts expected five year growth rate in earnings per share and an average of buy and sell recommendations for Norwest, Bank Holding Co. No. 2, and six other super-regional and national banks with a strong Texas presence. Keefe noted that Norwest had a projected five year growth rate of 12.1% in earnings per share, which compared favorably with the projected five year growth rates for Bank Holding Co. No. 2 and the other six banking companies in the review group. Similarly, Norwest had the highest average of "buy" recommendations of the banking companies in the review group.

          In addition, Keefe discussed with the Board the liquidity and trading volume of Norwest's shares and Bank Holding Co. No. 2's shares. Keefe's conclusion was that the Norwest shares represented a more liquid investment than Bank Holding Co. No. 2's shares.

          DISCOUNTED CASH FLOW ANALYSIS. Keefe estimated the present value of the future streams of after-tax cash flows of Central as a stand alone, independent entity through the year 2000 under certain base case and high performance projections, and then a subsequent sale to a larger financial institution. The analysis was based on several assumptions, including an earnings per share estimate of $4.77 in 1997 under the base case scenario and $4.91 in 1997 under the high performance scenario. A terminal value was calculated for 2000 by multiplying Central's projected 2000 earnings by a price/earnings multiple of 10.5 - 15.5 times trailing earnings. The terminal valuation and the estimated earnings were discounted at rates of 12% - 17%, producing present values of $36.02-$64.64 under the base case scenario and $37.98-$68.24 under the high performance scenario.

          Furthermore, Keefe analyzed the potential present values that holders of Central Common Stock might receive if they were to pursue a stand alone strategy until the year 2000 and then seek a sale of the company.
Keefe discussed with the Board that such an analysis rests on numerous assumptions and forecasts relating to Central's performance over time, the market for bank securities, and the competitive positions of various potential acquirers and Central competitors in its market place among other factors. However, subject to the numerous above limitations and qualifications, one potential method to analyze Central's value in a control sale would be to analyze the value of the cost savings an acquirer might achieve if it were to purchase Central and then add a certain amount of that value to Central's stand alone value. Keefe calculated the present value of the future cost savings assuming certain projections for Central's non interest expense base and the assumption that Norwest would be able to eliminate varying amounts of these expenses and convert the savings to net income. Keefe calculated the approximate present value of the cost savings to be between $8.85-$30.56 assuming cost savings between 20% and 45%, terminal multiples between 10.5x and 16.5x, and a cost sharing ratio that gave Central's shareholders 70% of the benefits received from such cost savings applied to the year 2000 cost savings estimate. Keefe compared these potential stand alone values and the potential value to be derived from sharing in the cost savings value to the potential value provided to holders of Central Common Stock in the Merger.

          In addition to assumptions discussed above, the discounted cash flow analysis was based upon various assumptions concerning earnings growth rates, dividend rates and terminal values, which assumptions are themselves based upon many factors and assumptions many of which are beyond the control of Central and Norwest. As indicated below, this analysis is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any security may trade at the present time or any time in the future.

          The summary contained herein provides a description of the material analyses prepared by Keefe in connection with the rendering of its opinion. The summary set forth above does not purport to be a complete description of the analyses performed by Keefe in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Keefe believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in Keefe's presentations and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be Keefe's view of the actual value of Central and Norwest. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analyses.

          In performing its analyses, Keefe made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Central and Norwest. The analyses performed by Keefe are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Keefe's analysis of the fairness, from a financial point of view, of the Norwest offer and were provided to the Central Board in connection with the delivery of Keefe's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company actually might be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, Keefe's opinion, along with its presentation to the Central Board, was just one of many factors taken into consideration by the Central Board in unanimously approving the Merger Agreement.

          Keefe was engaged by Central on July 31, 1996 pursuant to the engagement letter dated as of July 1, 1996 (the "Keefe Engagement Letter"). Under the terms of the Keefe Engagement Letter, Central has agreed to pay Keefe a cash fee of $30,000 promptly after the execution of the Keefe engagement letter. In addition, Central has agreed to pay Keefe a cash fee of $120,000 concurrently with the first to be executed of an agreement in principle or a definitive agreement contemplating, among other transactions, the consummation of a transaction involving a merger or sale of Central with another party. Additionally, at the closing of such transaction a cash fee equal to 0.50% of the market value of the aggregate consideration offered in exchange for the outstanding shares of Central up to a value of $160,000,000 plus 1.50% of such consideration over $160,000,000 will be paid to Keefe (the "Contingent Fee") less such fees paid prior to the Contingent Fee.

MERGER CONSIDERATION

          SHARES OF NORWEST COMMON STOCK. Except with respect to fractional shares as described below and shares as to which dissenters' rights have been exercised, if the Merger Agreement is approved and the Merger becomes effective, each share of Central Common Stock outstanding immediately prior to the Effective Time of the Merger will be automatically converted into and exchanged for 1.7745 shares of Norwest Common Stock (the "Exchange Ratio"). (SECTIONS 1(a) AND 2(c))

          THE PRICE OF NORWEST COMMON STOCK, AND THUS THE VALUE OF THE CONSIDERATION TO BE RECEIVED IN THE MERGER BY CENTRAL'S SHAREHOLDERS, WILL FLUCTUATE BETWEEN THE DATE OF THIS PROXY STATEMENT-PROSPECTUS AND THE EFFECTIVE TIME OF THE MERGER. THERE CAN BE NO ASSURANCE THAT THE PRICE OF NORWEST COMMON STOCK AS OF THE EFFECTIVE TIME OF THE MERGER WILL BE THE SAME AS THE PRICE OF NORWEST COMMON STOCK AS OF THE DATE OF THIS PROXY
STATEMENT-PROSPECTUS OR AS OF THE DATE OF THE SPECIAL MEETING.

          CASH IN LIEU OF REMAINING FRACTIONAL SHARES. In the event the aggregate number of shares of Norwest Common Stock to be received in the Merger by a Central shareholder does not equal a whole number, the holder will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Norwest Common Stock multiplied by the average of the closing prices of a share of Norwest Common Stock as reported on the NYSE's composite tape for the five trading days ending on the day immediately preceding the Special Meeting. (SECTION 1(c))

DISSENTERS' RIGHTS

          The following is a summary of the rights of dissenting shareholders pursuant to Texas law and does not purport to be a complete statement thereof. The summary is qualified in its entirety by reference to Articles
5.11 through 5.13 of the TBCA, copies of which are set forth in full in Appendix D to this Proxy Statement-Prospectus.

          Record holders of Central Common Stock will have the right under the TBCA to dissent with respect to the Merger and, subject to certain conditions, receive a cash payment equal to the fair value of their shares. ANY SHAREHOLDER WHO WISHES TO ASSERT HIS OR HER DISSENTER'S RIGHTS MUST CAUSE CENTRAL TO RECEIVE, BEFORE THE SPECIAL MEETING, A WRITTEN OBJECTION TO THE MERGER STATING THAT SUCH SHAREHOLDER'S RIGHT TO DISSENT WILL BE EXERCISED IF THE MERGER IS EFFECTIVE AND GIVING THE SHAREHOLDER'S ADDRESS TO WHICH ANY NOTICES SHOULD BE SENT, AND SUCH SHAREHOLDER MAY NOT VOTE ANY OF HIS OR HER SHARES IN FAVOR OF THE MERGER AGREEMENT. VOTING AGAINST THE MERGER AGREEMENT IS NOT SUFFICIENT, IN AND OF ITSELF, FOR A SHAREHOLDER TO ASSERT HIS OR HER DISSENTER'S RIGHTS.

          In the event Central's shareholders approve the Merger Agreement at the Special Meeting, Central is required to deliver or mail a written notice to all shareholders who are entitled to demand payment for their shares no later than 10 days after the Effective Time of the Merger. Any shareholder to whom a notice is sent by Central and who desires to exercise his or her dissenter's rights must, within 10 days from the delivery or mailing of Central's notice, make written demand on Central for the payment of the fair value of his or her shares. Pursuant to the TBCA, the fair value of the shares is the value thereof as of the day immediately preceding the Special Meeting, excluding any appreciation or depreciation in anticipation of the Merger. The demand must state the number of shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder who does not demand payment for his or her shares within the 10 day period is bound by the Merger. Upon receiving a demand for payment from a dissenting shareholder, Central must make an appropriate notation of the demand in its shareholder records. Within 20 days after making such demand, the dissenting shareholder must submit his or her share certificates to Central for notation thereon that demand has been made.

          Within 20 days after Central's receipt of a demand from a dissenting shareholder, it must deliver or mail to the shareholder a written notice that either accepts the amount claimed in the shareholder's demand as the fair value of the shares or sets forth Central's estimate of the fair value of the shares. If the shareholder's amount is accepted, the notice must state that Central will pay that amount to the shareholder within 90 days after the date the Merger was effected, upon surrender of the certificates for the shareholder's shares, duly endorsed. If the notice includes Central's estimate of the fair value of the shares, such notice must also include an offer to pay the amount of that estimate to the shareholder within 90 days after the date the Merger was effected, upon receipt of notice within 60 days after that date from the shareholder that he or she agrees to accept that amount and surrenders the certificates for the shareholder's shares. The failure of a dissenting shareholder to submit his or her share certificates for notation terminates such shareholder's right to dissent, at the option of Central, unless a court of competent jurisdiction for good and sufficient cause otherwise directs.

          If, within 60 days after the date on which the Merger was effected, the value of the shares is agreed upon by Central and the dissenting shareholder, then payment for the shares must be made by Central to the shareholder within 90 days after the date on which the Merger was effected, upon the shareholder's surrender of the certificates, duly endorsed. Upon payment of the agreed value, the shareholder ceases to have any interest in the shares or Central.

          If, however, within 60 days after the date on which the Merger was effected, the dissenting shareholder and Central do not agree upon the value of the shares, then either may, within an additional 60 days after the expiration of the first 60 day period, file a petition in any court of competent jurisdiction in Tarrant County, Texas, asking the court to determine the fair value of the shareholder's shares. If the petition is filed by the shareholder, Central must, within 10 days after service of the petition upon it, file in the office of the clerk of the court a list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Central. If the petition is filed by Central, then the petition must be accompanied by such list. The clerk of the court then gives notice of the time and place fixed for the hearing by the court of the petition by registered mail to Central and each of the shareholders named on the list at the addresses stated therein, and the shareholders as notified and Central are bound by the final judgment of the court.

          After the hearing of the petition, the court determines the shareholders who have complied with the foregoing procedure and become entitled to the valuation of and payment for their shares and appoints one or more appraisers to determine that value. The appraisers may examine the books and records of Central and are required to afford a reasonable opportunity to the interested parties to submit pertinent evidence as to the value of the shares. The appraisers then determine the fair value of the shares of all of the shareholders entitled to payment for their shares and file their report of that value in the office of the clerk of the court, who gives notice of such filing to the parties in interest. After hearing any exceptions to the report, the court then determines the fair value of the shares of all the shareholders entitled to payment and directs Central to pay that value, together with interest thereon, beginning 91 days after the date on which the Merger was effected until the date of the judgment, to the shareholders entitled to payment, upon surrender of the certificates for their shares, duly endorsed. Upon payment of the judgment, the dissenting shareholders cease to have any interest in those shares or Central. The court allows the appraisers a reasonable fee as court costs, and all court costs are allotted between the parties in a manner as the court determines to be fair and equitable.

          Any shareholder who has demanded payment for his or her shares may withdraw such demand at any time before payment for the shares or before any petition is filed seeking a determination of the fair value of the shares and, with the consent of Central, after any such petition is filed. If (i) the demand is withdrawn, (ii) Central has terminated the shareholder's rights under Article 5.12 because of the failure of the shareholder to submit the certificates for his or her shares for notation of demand, (iii) no petition is timely filed, or (iv) after hearing the petition, the court determines the shareholder is not entitled to the relief provided by Article 5.12, then the shareholder is conclusively presumed to have approved the Merger and is bound thereby, and his or her status as a shareholder is restored and he or she is entitled to receive any dividends paid to shareholders in the interim.

          In the absence of fraud, the remedy provided by Article 5.12 of the TBCA to a shareholder objecting to the proposed Merger is the exclusive remedy for the recovery of the value of his or her shares and, if Central complies with Article 5.12, then any shareholder who fails to comply with the requirements of Article 5.12 is not entitled to bring suit for the recovery of the value of his or her shares or money damages to the shareholder with respect to the Merger.

SURRENDER OF CERTIFICATES

          Promptly following the Effective Time of the Merger, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each holder of record of shares of Central Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

          SHAREHOLDERS OF CENTRAL SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

          Upon surrender to the Exchange Agent of one or more certificates for Central Common Stock together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, if applicable, a check for the amount representing any remaining fractional share (without interest). A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and is otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not due.

          All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. No dividends in respect of the Norwest Common Stock with a record date after the Effective Time of the Merger will be paid to the former shareholders of Central entitled to receive certificates for shares of Norwest Common Stock until such shareholders surrender their certificates representing shares of Central Common Stock. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Merger and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Merger, as the case may be, and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends. Conditions to the Merger

          CONDITIONS TO THE OBLIGATIONS OF NORWEST AND CENTRAL. The obligations of both Norwest and Central to effect the Merger are subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Merger Agreement, waiver of a number of conditions, including, among others, the following: (i) the approval of the Merger Agreement by the requisite vote of Central's shareholders; (ii) the receipt of all requisite regulatory approvals; (iii) the absence of any order issued by any court or governmental authority of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the Merger; and (iv) the effectiveness of the Registration Statement. (SECTIONS 6 AND 7)

          CONDITIONS TO THE OBLIGATION OF CENTRAL. The obligation of Central to effect the Merger is subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Merger Agreement, waiver of certain additional conditions, including, among others, the following: (i) the performance by Norwest in all material respects of the agreements made by Norwest in the Merger Agreement and the truthfulness in all material respects of the representations made by Norwest in the Merger Agreement; (ii) the approval for listing on the NYSE and CHX of the shares of Norwest Common Stock to be issued in the Merger; and (iii) the receipt of an opinion of counsel to Central at the closing of the Merger regarding certain federal income tax consequences of the Merger. (SECTION 6) See "-- U.S. FEDERAL INCOME TAX CONSEQUENCES."

          CONDITIONS TO THE OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger is subject to the satisfaction as of the Effective Time of the Merger or, if permissible under the Merger Agreement, waiver of certain additional conditions, including, among others, the following: (i) the performance by Central in all material respects of the agreements made by Central in the Merger Agreement and the truthfulness in all material respects of the representations made by Central in the Merger Agreement; (ii) the absence of any condition or requirement in any approval, license or consent relating to the Merger that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest; (iii) the Merger shall qualify for pooling of interests accounting treatment and Norwest shall have received from KPMG Peat Marwick LLP an opinion to that effect; and (iv) at any time since September 16, 1996 (the date of the Merger Agreement) the total number of shares of Central Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share equivalents constitute Central Common Stock) of all warrants, options, conversion rights (including equity securities convertible into Central Common Stock), phantom shares or other share equivalents shall not have exceeded 2,648,637.

          See SECTIONS 6 AND 7 OF THE MERGER AGREEMENT for additional conditions to the Merger becoming effective.

REGULATORY APPROVALS

          The Merger is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act. Norwest has filed an application with the Federal Reserve Board requesting approval of the Merger; however, there can be no assurance that the necessary regulatory approval will be obtained or as to the timing of or conditions placed on such approval. The Merger is also subject to certain filing and other requirements of the Texas Department of Banking.

          The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Merger.

          Norwest and Central are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Merger to become effective other than those described above. The parties currently intend to seek to obtain any other approval and to take any other action that may be required to effect the Merger. There can be no assurance that any required approval or action can be obtained or taken prior to the Special Meeting. The receipt of all necessary regulatory approvals is a condition to effecting the Merger. See "--CONDITIONS TO THE MERGER" AND "--TERMINATION OF THE MERGER AGREEMENT."

CONDUCT OF BUSINESS PENDING THE MERGER

          BY CENTRAL. Central, and each of its subsidiaries, is required to maintain its corporate existence in good standing, maintain the general character of its businesses and conduct its businesses in the ordinary and usual manner. In addition, without the prior written consent of Norwest, neither Central nor any subsidiary of Central may (i) make any extensions of credit aggregating in excess of $500,000 to a person or entity that was not a borrower as of the September 16, 1996 (the date of the Merger Agreement);
(ii) engage in any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $250,000 with any borrower who had aggregate extensions of credit in excess of $1,000,000 as of September 16, 1996; (iii) enter into any material agreement, contract or commitment exceeding $50,000 (other than banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on September 16, 1996); (iv) make any investments except investments in the ordinary course of business in accordance with past practice; (v) issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, except that Central may issue shares of Central Common Stock upon exercise of one or more of the Central Stock Options; (vi) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business; (vii) declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except that
(A) prior to the record date for the regular cash dividend, if any, declared on Norwest Common Stock for the second quarter of 1997 (the "Norwest Dividend Record Date") the Central Board may declare and pay, in accordance with past practice, dividends not to exceed an annualized rate of $0.40 per share of Central Common Stock, (B) if the Effective Time of the Merger is after the Norwest Dividend Record Date the Central Board may declare and pay cash dividends on Central Common Stock in an amount not to exceed, in the aggregate, the amount that would have been received by the holders of 4,700,000 shares of Norwest Common Stock between the Norwest Dividend Record Date and the Effective Time of the Merger, PROVIDED that holders of Central Common Stock shall be entitled to either a dividend on Central Common Stock or Norwest Common Stock, but not both, in the calendar quarter in which the closing of the Merger (as described in the Merger Agreement) shall occur, and
(C) any dividend declared by the board of directors of a subsidiary of Central in accordance with applicable law and regulation; (viii) redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Central; or (ix) increase the compensation of any director, officer or executive employee of Central, except pursuant to existing compensation plans and practices (including bonus plans), PROVIDED that Central may, in addition, accrue and pay bonuses and deferred compensation obligations in accordance with the provisions of the Merger Agreement. (SECTION 4)

          BY NORWEST. Norwest is required to conduct and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. (SECTION 5)

          SEE SECTIONS 4 AND 5 OF THE MERGER AGREEMENT for additional restrictions on the conduct of business by Central and Norwest pending the Merger.

NO SOLICITATION

          Central and its subsidiaries, and their respective directors, officers, representatives and agents, are prohibited under the Merger Agreement from directly or indirectly soliciting, authorizing the solicitation of or, except to the extent that the Central Board shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, entering into any discussions with any third party concerning any offer or possible offer to
(i) except as otherwise permitted under the Merger Agreement with respect to the Central Stock Options, purchase (A) any shares of common stock, (B) any option or warrant to purchase shares of common stock, (C) any security convertible into shares of common stock or (D) any other equity security of Central or any of its subsidiaries; (ii) make a tender or exchange offer for any shares of common stock or other equity security of Central or any of its subsidiaries; (iii) purchase, lease or otherwise acquire the assets of Central or any of its subsidiaries except in the ordinary course of business; or (iv) merge, consolidate or otherwise combine with Central or any of its subsidiaries. If any third party makes an offer or inquiry to Central or any of its subsidiaries concerning any of the foregoing, Central or the subsidiary, as applicable, is required to promptly disclose such offer or inquiry (including the terms thereof) to Norwest. (SECTION 4(h))

CERTAIN ADDITIONAL AGREEMENTS

          CENTRAL. Central has also agreed under the Merger Agreement to (i) if requested by Norwest, terminate or amend, effective as of the Effective Time of the Merger, certain employee benefit plans of Central and its subsidiaries; (ii) establish such additional accruals and reserves as may be necessary to conform Central's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Central's business after the Effective Time of the Merger and, to the extent permitted by generally accepted accounting principles, provide for costs and expenses related to effecting the transactions contemplated by the Merger Agreement; (iii) obtain and deliver environmental assessment reports on certain properties; (iv) obtain and deliver title commitments and boundary surveys for each of its bank facilities; and (v) use its best efforts to obtain and deliver to Norwest at least 32 days prior to the Effective Time of the Merger signed representations substantially in the form attached as Exhibit B to the Merger Agreement from each executive officer, director of shareholder of Central who may reasonably be deemed an "affiliate" of Central within the meaning of each term used in Rule 145 of the Securities Act. (SECTION 4)

          NORWEST. Norwest has agreed under the Merger Agreement to (i) take certain action to maintain Central's directors' and officers' liability insurance policies in effect as of the date of the Merger Agreement; (ii) for a period of up to 15 days prior to the Closing, permit Central and its representatives to examine the books, records and properties of Norwest and to interview officers, employees and agents of Norwest; and (iii) cause each Central Stock Option outstanding immediately prior to the Effective Time of the Merger to be converted into an option to purchase shares of Norwest Common Stock. (SECTION 5) For more information concerning the directors' and officers' liability insurance policies, SEE "--INTERESTS OF CERTAIN PERSONS IN THE MERGER." For more information concerning the conversion of Central Stock Options, SEE "--MERGER CONSIDERATION."

          For information concerning additional agreements and covenants of Central and Norwest, SEE SECTIONS 4 AND 5 OF THE MERGER AGREEMENT.

TERMINATION OF THE MERGER AGREEMENT

          BY NORWEST OR CENTRAL. Subject to the satisfaction of certain notice requirements, either Norwest or Central may terminate the Merger Agreement at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger Agreement by Central's shareholders, pursuant to the mutual written consent of each party or upon the occurrence or existence of any of the following events or conditions: (i) the Merger has not become effective by May 31, 1997, unless such failure of the Merger to become effective is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Merger Agreement; (ii) any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; and (iii) the Central Board shall have determined in good faith that a Takeover Proposal (as defined below) constitutes a Superior Proposal (as defined below), PROVIDED Central is not entitled to terminate the Merger Agreement for this reason unless (A) it has not breached any of its nonsolicitation covenants contained in the Merger Agreement and (B) it delivers to Norwest the termination fee as described below. A termination of the Merger Agreement pursuant to (iii) above is referred to herein as a "Superior Proposal Termination Event."

          BY CENTRAL. Subject to the satisfaction of certain notice requirements, Central may terminate the Merger Agreement within five business days after the end of the Index Measurement Period (as defined below) if (A) BOTH the Norwest Measurement Price (as defined below) is less than $34 and the number obtained by dividing the Norwest Measurement Price by 40.75 (the closing price of Norwest Common Stock on the trading day immediately preceding the date of the Merger Agreement) is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting 0.15 from such quotient; or (B) the Norwest Average Price (as defined below) is less than $32.

          BY NORWEST. Subject to the satisfaction of certain notice requirements, Norwest may terminate the Merger Agreement if (i) the Central Board fails to recommend approval of the Merger Agreement or withdraws or modifies in a manner materially adverse to Norwest its approval or recommendation of approval of the Merger Agreement; (ii) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to Central or Central's shareholders to engage in an Acquisition Event, the Merger Agreement is not approved by Central's shareholders at the Special Meeting; or (iii) a meeting of Central's shareholders to approve the Merger Agreement is not held by June 30, 1997 and Central has failed to comply with its obligations to call and caused to be held such meeting as provided in the Merger Agreement. A termination of the Merger Agreement pursuant to (i), (ii) or (iii) above is referred to herein as a "Nonperformance Termination Event."

          DEFINITIONS.  For purposes of the Merger Agreement:

               "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving Central, its intermediate bank holding company (the "Holding Company"), its bank subsidiary (the "Bank") or any successor to Central, the Holding Company or the Bank, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Central or any of its subsidiaries representing 25% or more of the consolidated assets of Central and its subsidiaries or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Central or any of its subsidiaries in each case with or by a person or entity other than Norwest or an affiliate of Norwest.

               "Company Market Capitalization" means (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of the Merger Agreement multiplied by (b) the number of shares of common stock of such company outstanding as of June 30, 1996 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between June 30, 1996 and the close of the trading day immediately preceding the date of the Merger Agreement).

               "Final Index Price" means the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

               "Final Price" of any company in the Index Group means the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

               "Index Group" means all of those companies listed below the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the date immediately preceding the Special Meeting (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of the Merger Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the Commission nor has there been any program publicly announced subsequent to the date before the date of the Merger Agreement to repurchase 5% or more of the outstanding shares of such company's common stock:
          BancOne Corporation, Bank of Boston Corporation, The Bank of New York Company, Inc., BankAmerica Corporation, Barnett Banks, Inc., Comerica, Inc., CoreStates Financial Corporation, First Bank System, Inc., First Chicago NBD Corporation, First Union Corporation, Fleet Financial, KeyCorp, Mellon Bank Corporation, National City Corporation, PNC Financial Corporation, Signet Banking Corporation, Suntrust Banks, Inc., U.S. Bancorp, Wachovia Corporation and Wells Fargo Company.

               "Initial Index Price" means the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of the Merger Agreement multiplied by
          (b) the Weighting Factor (as defined below) for each such company.

               "Norwest Average Price" means the average of the closing prices of a share of Norwest Common Stock as reported on the NYSE consolidated tape during the period of 15 trading days ending on the day immediately preceding the Special Meeting.

               "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the Index Measurement Period.

               "Superior Proposal" means a bona fide proposal or offer made by a person to acquire Central pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of Central and its subsidiaries on terms which the Central Board shall determine in good faith, after taking into account the advice of counsel, to be more favorable to Central and its shareholders than the transactions contemplated by the Merger Agreement.

               "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Central or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Central.

               "Total Market Capitalization" means the sum of the Company Market Capitalization for each of the companies in the Index Group.

              "Weighting Factor" for any given company means the Company Market Capitalization for such company divided by the Total Market Capitalization.

          TERMINATION FEE. Central is required to pay Norwest a termination fee in the amount of $3,500,000 upon either (i) the occurrence of a Superior Proposal Termination Event or (ii) the occurrence of a Nonperformance Termination Event, PROVIDED in the case of a Nonperformance

Termination Event such fee will be due only if prior to such termination or within 12 months after such termination either (A) Central, the Holding Company or the Bank or any successor to Central, the Holding Company or the Bank shall have entered into an agreement to engage in an Acquisition Event or an Acquisition Event shall have occurred or (B) the Central Board shall have authorized or approved any Acquisition Event or shall have publicly announced an intention to authorize or approve, or shall have recommended that Central's shareholders approve or accept, any Acquisition Event.

          See SECTION 9 OF THE MERGER AGREEMENT for more information concerning the circumstances under which the Merger Agreement may be terminated and the consequences to the parties of such termination. The foregoing discussion is qualified in its entirety by reference to Section 9 of the Merger Agreement.

AMENDMENT OF MERGER AGREEMENT

          The Merger Agreement may be amended by the parties thereto, pursuant to action taken by their respective boards of directors or pursuant to authority delegated by their respective boards of directors, at any time before or after approval of the Merger Agreement by Central's shareholders, PROVIDED that, after the Merger Agreement is approved by Central's shareholders, no amendment can be made to the Merger Agreement that changes in a manner materially adverse to Central's shareholders the consideration to be received by Central's shareholders in the Merger. (SECTION 17)

WAIVER OF PERFORMANCE OF OBLIGATIONS

          Any of the parties to the Merger Agreement may, by a signed writing, give any consent, take any action with respect to the termination of the Merger Agreement or otherwise, or waive any of the inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Merger Agreement. (SECTION 16)

EFFECT ON EMPLOYEE BENEFIT PLANS

          The Merger Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Central shall be entitled to participate in those Norwest employee benefit and welfare plans specified in the Merger Agreement. The eligible employees of Central shall enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after the Effective Time of the Merger. Central's employees will generally continue to participate in welfare and retirement plans maintained by Central until entering Norwest's plans. Eligible Central employees will receive credit for past service for the purpose of determining certain benefits under certain but not all of Norwest's benefit plans. (SECTION 8) Interests of Certain Persons in the Merger

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          Shareholders should be aware that certain members of the Central Board and management of Central have interests in the Merger in addition to and separate from the interests of shareholders of Central generally. The Central Board is aware of these interests, and considered them among other matters in approving the Merger Agreement and the transactions contemplated thereby, including the Merger. Adoption and approval of the Merger Agreement by the shareholders of Central will also constitute approval of the following benefits to be received by the directors, executive officers and employees of Central.

          INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, Norwest is required to insure that all rights to indemnification and all limitations of liability existing in favor of directors and officers of Central and its subsidiaries pursuant to the Central Articles, Central Bylaws, similar governing documents of Central subsidiaries and indemnification agreements between

Central or its subsidiaries and their directors and officers shall continue in full force and effect. In addition, for a period of three years after the effective time, Norwest will use reasonable efforts to cause the directors and officers of Central and its subsidiaries to continue to be covered by Central's directors' and officers' liability insurance policy (or substantially equivalent coverage) at an annual cost not to exceed 125% of Central's premium payment for Central's current coverage.

          EXECUTIVE RETENTION/SEVERANCE AGREEMENTS. During 1996, Central entered into various executive retention/severance agreements with certain officers. These are intended to reward the officers for continued service to Central, including continued cooperation and effort to accommodate and facilitate a change in corporate control of Central, and to provide for a fair severance payment in the event the officers were not retained after a change in control. The approval of the Merger Agreement at the Special Meeting will constitute a change of control under such agreements. As a result of such approval, Michael Tyler, Brian Garrison, James Prunty and Danny Coleman would have the right to receive a cash bonus equal 150% of their respective base salaries for the current year plus their respective bonuses for the previous year in the event of (i) a termination of their employment for good reason or (ii) an involuntary termination of employment other than by reason of death, disability or for cause, as such terms are defined therein. In addition, such officers would continue to be eligible to participate in certain employee benefit plans of Central. Moreover, approximately 29 officers of Central would have the right to receive a cash payment in an amount equal to one-half of such officer's base compensation and certain severance benefits in the event of (i) a termination of employment by the officer for good reason or (ii) an involuntary termination of employment other than by reason of death, disability or for cause, as such terms are defined therein. In no event shall any payment described above exceed the amount deductible for income tax purposes under the Code.

          If pursuant to the provisions described above, severance payments are required to be made to Messrs. Tyler, Garrison, Prunty and Coleman, the amounts of such payments will be $228,000, $264,069, $225,000 and $229,500, respectively.

          During 1996, Central also entered into executive retention/severance agreements with J. Andy Thompson and Stuart W. Murff. These agreements were rescinded prior to Messrs. Thompson and Murff entering into the Employment Agreements. See "EMPLOYMENT PAYMENTS" for a discussion of the terms and conditions of the Employment Agreements, including the nature and amount of the payments to Messrs. Thompson and Murff thereunder.

          EXECUTIVE DEFERRED COMPENSATION PLANS. Under the terms of deferred compensation plans adopted by Central and the Bank, Central will be required to pay deferred compensation to certain officers of Central and the Bank shortly after consummation of the Merger. A portion of these deferred compensation payments would not yet have been due and payable in the absence of the change of control of Central that will occur as a result of the Merger. Set forth below is the amount of each officer's deferred compensation payment that will be accelerated as a result of the Merger. The amounts for Thompson and Murff constitute part of the Employment Payments to be approved by shareholders at the Special Meeting. See "EMPLOYMENT PAYMENTS."


          Thompson                                $349,205
          Murff                                   $265,351
          Garrison                                $133,356
          Turner                                  $164,283
          Tyler                                    $92,001
          Coleman                                  $92,001
          Prunty                                   $89,958
                                                ----------
             Total                              $1,186,155

U.S. FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of the material federal income tax consequences of the Merger that are generally applicable to holders of shares of Central Common Stock. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, Internal Revenue Service ("IRS") rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof, all of which are subject to change at any time, and any such change may be applied retroactively in a manner that could adversely affect a holder of shares of Central Common Stock. The discussion below does not address all of the federal income tax consequences that may be relevant to shareholders entitled to special treatment under the Code (for example, dealers in securities, banks, insurance companies, tax-exempt entities, foreign corporations, and individuals who are not citizens or residents of the United States) or to holders who acquired their shares of Central Common Stock through the exercise of employee stock options or otherwise as compensation. Moreover, the discussion below does not address the applicable state, local or foreign tax laws. This summary also assumes that the shares of Central Common Stock are held as a "capital assets" within the meaning of Section 1221 of the Code. The following discussion is intended only as a summary of the material federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all of the potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

          Central or Norwest will not seek any rulings from the IRS with respect to any of the federal income tax consequences of the Merger. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the Merger or that any such position would not be sustained.

          Central and Norwest will report the Merger as a reorganization under Section 368(a) of the Code. As a result, except for cash received in lieu of remaining fractional shares in Norwest Common Stock, holders of shares of Central Common Stock will recognize no gain or loss on the receipt of Norwest Common Stock in exchange therefor. The Merger's effectiveness is conditioned upon the receipt by Central of a written opinion of counsel to Central, substantially to the effect that, for U.S. federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Central Common Stock upon receipt of Norwest Common Stock solely in exchange for such Central Common Stock pursuant to the Merger (except to the extent cash received in lieu of fractional shares or as a result of exercising dissenter's or appraisal rights); (iii) the basis of the Norwest Common Stock received by the holders of shares of Central Common Stock will be the same as the basis of the shares of Central Common Stock exchanged therefor, decreased by the tax basis allocated to any fractional share interest exchanged for cash; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Central will include the holding period of the Central Common Stock exchanged therefor, provided such shares were held as a capital asset as of the Effective Time of the Merger.

          Such opinion is subject to certain customary representations and assumptions including, but not limited to, the representation from the management of Central that there is no plan or intention by the shareholders of Central who own five percent (5%) or more of the Central Common Stock, and to the best of the knowledge of the management of Central, there is no plan or intention on the part of the remaining shareholders of Central Common Stock to sell, exchange, or otherwise dispose of a number of shares of Norwest Common Stock received in the transaction that would reduce the Central shareholders' ownership of Norwest Common Stock to a number of shares having a value, as of the date of the transaction, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Central as of the same date.

          The form of the opinion of counsel, the original of which will be delivered at the closing of the Merger, is filed as an exhibit to the Registration Statement. An opinion of counsel only represents counsel's best legal judgment and has no binding effect on the IRS or the courts and no assurance can be given that contrary positions may not be taken by the IRS or a court considering the issues.

          THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL S OF THE MERGER TO CENTRAL SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. EACH CENTRAL SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING ANY SUCH SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN LAWS AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

RESALE OF NORWEST COMMON STOCK

          The shares of Norwest Common Stock issuable to shareholders of Central upon the Merger becoming effective have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Central or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those shareholders of Central who are deemed to be "affiliates" of Central may be resold without registration as provided for by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Central generally include individuals or entities that control, are controlled by or are under common control with, Central and may include the executive officers and directors of Central as well as certain principal shareholders of Central. In the Merger Agreement, Central has agreed to use its best efforts to cause each shareholder who, in the opinion of counsel to Central, is an affiliate of Central to enter into an agreement with Norwest providing that such affiliate will not (i) offer to sell, transfer or otherwise dispose of, during the 30 days immediately prior to the Effective Time of the Merger, any shares of Central Common Stock; (ii) sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder or (iii) sell, transfer or otherwise dispose of the shares of Norwest Common Stock to be received by such persons in the Merger or in any way reduce such shareholder's risk relative to such shares until such time as financial results covering at least 30 days of post-Merger combined operations of Central and Norwest have been published. (SECTION 4(l)) This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Central.

STOCK EXCHANGE LISTING

          The Merger Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon the Merger becoming effective. Consummation of the Merger is conditioned on the authorization for listing of such shares on the NYSE and CHX. (SECTION 6)

ACCOUNTING TREATMENT

          The parties anticipate that the Merger will qualify for pooling of interests accounting treatment. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of Norwest and Central will be combined at the Effective Time of the Merger and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Central will be combined with Norwest's stockholders' equity accounts on Norwest's consolidated balance sheet. Income and other financial statements of Norwest will not be restated retroactively because the Merger is not material to the consolidated financial statements of Norwest.

          In order for the Merger to qualify for pooling of interests accounting treatment, among other things, at least 90% of the outstanding Central Common Stock must be exchanged for Norwest Common Stock. Central and Norwest have each agreed not to take any action that would disqualify the Merger from pooling of interests accounting treatment by Norwest.

          The unaudited pro forma data included in this Proxy
Statement-Prospectus for the Merger have been prepared using the pooling of interests method of accounting. SEE "SUMMARY--COMPARATIVE PER COMMON SHARE DATA."

EXPENSES

          Except as otherwise provided in the Merger Agreement, Norwest and Central will each pay their own expenses in connection with the Merger, including fees and expenses of their respective independent auditors and counsel.

                              EMPLOYMENT PAYMENTS

          THE FOLLOWING IS A SUMMARY OF THE EMPLOYMENT PAYMENTS THAT WILL BE PAID TO J. ANDY THOMPSON, CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF CENTRAL, AND STUART MURFF, PRESIDENT AND DIRECTOR OF CENTRAL PURSUANT TO THE EMPLOYMENT AGREEMENTS AND CERTAIN EMPLOYEE BENEFIT PLANS OF CENTRAL AND/OR THE BANK. THE SUMMARY OF THE RELEVANT TERMS AND CONDITIONS OF THE EMPLOYMENT AGREEMENTS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE EMPLOYMENT AGREEMENTS, COPIES OF WHICH ARE SET FORTH IN APPENDIX B TO THIS PROXY STATEMENT-PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE.


          AMOUNT AND NATURE OF EMPLOYMENT PAYMENTS. Messrs. Thompson and Murff will receive total Employment Payments of $1,410,538 and $1,081,601, respectively, consisting of (a) payments to be received pursuant to the Employment Agreements and (b) the accelerated portion of certain deferred compensation to be paid pursuant to deferred compensation plans of Central and/or the Bank. By voting FOR approval of the Employment Payments, you will be approving the payment of all of the Employment Payments.

                    EMPLOYMENT AGREEMENT PAYMENTS. The term of each Employment Agreement commences as of the Effective Time of the Merger and continues for a period of two months thereafter. During such term, Messrs. Thompson and Murff will be regular, full-time employees of Central, performing transition duties assigned to them by Norwest. For a period of 18 months following expiration of the term of the Employment Agreements, Messrs. Thompson and Murff will be restricted from competing with Norwest in the manner specified in the Employment Agreements.

                    Under the terms of the Employment Agreements, Messrs. Thompson and Murff will receive payments of $1,061,333 and $816,250, respectively, consisting of (i) base compensation payments totaling $66,333 and $54,417, respectively, payable in monthly installments over the two-month term of the Employment Agreements; (ii) severance payments of $398,000 and $272,083, respectively, payable upon expiration of the term of the Employment Agreements, and (iii) non-compete payments of $597,000 and $489,750, respectively, payable upon expiration of the term of the Employment Agreements.

                    DEFERRED COMPENSATION PAYMENTS. In addition to the payments made pursuant to the Employment Agreements, Messrs. Thompson and Murff will receive Employment Payments of $349,205 and $265,352, respectively, pursuant to deferred compensation plans of Central and/or the
Bank.   These amounts represent the portion of their deferred compensation payments that will be accelerated as a result of the Merger. See "THE MERGER--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

          APPROVAL OF EMPLOYMENT PAYMENTS. Section 280G of the Code will disallow the deduction for any portion of the Employment Payments characterized as an "excess parachute payment." Also, Section 4999 of the Code will impose a 20% nondeductible excise tax on the recipients for any portion of the Employment Payments characterized as an "excess parachute payment." To be "parachute payments," the Employment Payments must (i) be in the nature of compensation to the recipients, (ii) be contingent on a change in ownership of Central and (iii) exceed three times the average annual compensation paid to the recipients by Central over the preceding five years.

          Assuming the foregoing condition is satisfied, the Employment Payments will be treated as "excess parachute payments" only to the extent the present value of such payments exceeds the average annual compensation for the recipients for the last five years. If the foregoing condition is not satisfied, the Employment Payments are not deemed "parachute payments" and consequently cannot be "excess parachute payments."

          The Employment Payments appear to be in the nature of compensation to Messrs. Thompson and Murff. A change in ownership of Central will occur as a result of the Merger, and the Employment Payments will exceed three times the average annual compensation paid to Messrs. Thompson and Murff over the preceding five year period. Accordingly, unless exempted in the manner described below, the Employment Payments may be parachute payments, a portion of which may be excess parachute payments.

          The adverse federal income tax consequences to Central and to the recipients may be avoided if such payments are approved by the vote of disinterested shareholders owning in excess of 75% of the shares of Common Stock after adequate disclosure to all such shareholders of all material facts concerning the payments. The disclosure set forth in this Proxy Statement-Prospectus is intended as adequate disclosure to all shareholders of all material facts concerning the Employment Payments.

          Approval of the Employment Payments will require the affirmative vote of the holders owning in excess of 75% of the outstanding shares of Central Common Stock not held, directly or indirectly, by Messrs. Thompson and Murff. Mr. Thompson holds 162,467 shares and Mr. Murff holds 3,223 shares, so the affirmative vote of in excess of 75% of the remaining 2,457,687 shares, or 1,843,266 shares of Central Common Stock, is required for approval of the Employment Payments.

          For purposes of the shareholder vote discussed above, any shareholder of Central who is not an individual may exercise its vote through any person authorized by the entity to vote such shares. However, if a substantial portion of the assets of the entity consists of Central Common Stock, approval of the Employment Payments must be made by the persons who hold, immediately before consummation of the Merger, in excess of 75% of the voting power of the entity. Accordingly, if a shareholder is not an individual, then such entity will be required to represent to Central, by execution of the Proxy, either than (i) the entity owns (directly or indirectly) one percent or less of the Central Common Stock (by value), or
(ii) the total value of the Central Common Stock owned (directly or indirectly) by the entity is less than one-third (by value) of the assets of the entity, or (iii) the entity's Central Common Stock is one-third or more of its assets, but (a) approval of the payment of the Employment Payments have been approved by a separate vote of the persons who hold, as of the Record Date, more than 75% of the voting power of the entity, and (b) the entity's stock and the stock of any member of an affiliated group of which the entity is a member is not readily tradable on an established securities market or otherwise.

          Finally, even without the shareholder vote referenced above, any portion of a parachute payment will be reduced to the extent, if any, that Central can show by clear and convincing evidence that some or all of such payment is "reasonable compensation" for services to be rendered to Central after the Merger. Any portion of an excess parachute payment will be reduced to the extent, if any, that Central can show by clear and convincing evidence that some or all of such payment is "reasonable compensation" for services rendered to Central prior to the Merger.

          THE BOARD OF CENTRAL UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO PAY THE EMPLOYMENT PAYMENTS TO J. ANDY THOMPSON AND STUART W. MURFF.

                     COMPARISON OF RIGHTS OF HOLDERS OF
               CENTRAL COMMON STOCK AND NORWEST COMMON STOCK

GENERAL

          Central is incorporated under the laws of the state of Texas. Norwest is incorporated under the laws of the state of Delaware. The rights of Central's shareholders are currently governed by the TBCA and the Central Articles and Central Bylaws. If Central's shareholders approve the Merger Agreement and the Merger becomes effective, shareholders of Central will become stockholders of Norwest. For that reason, after the Effective Time of the Merger, their rights will be governed by the DGCL and the Norwest Certificate and Norwest Bylaws.

          THE FOLLOWING IS A COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF CENTRAL COMMON STOCK WITH THE RIGHTS OF HOLDERS OF NORWEST COMMON STOCK. IT IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE RELEVANT PROVISIONS OF THE LAWS AND DOCUMENTS DISCUSSED BELOW. ADDITIONAL INFORMATION CONCERNING THE RIGHTS OF HOLDERS OF NORWEST COMMON STOCK IS PROVIDED IN NORWEST'S CURRENT REPORT ON FORM 8-K DATED APRIL 30, 1996 FILED WITH THE COMMISSION AND INCORPORATED HEREIN BY REFERENCE. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

DIRECTORS

          CENTRAL. The Central Bylaws provide for a board of directors consisting of not less than 1 nor more than 15 persons, each serving for a term of one year or until his or her earlier death, resignation or removal. The number of directors of Central is currently fixed at 8. Directors of Central may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Central capital stock entitled to vote thereon. Vacancies on the Central Board may be filled by an annual or special meeting of the shareholders called for such purpose or by a majority of the remaining directors. Directors of Central are elected by plurality of the votes of shares of Central capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Central Articles do not currently permit cumulative voting for the election of directors.

          NORWEST. The Norwest Bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving for a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 14. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on the Norwest Board may be filled by a majority of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. The Norwest Certificate does not currently permit cumulative voting in the election of directors

AMENDMENT OF ARTICLES OR CERTIFICATE OF INCORPORATION AND BYLAWS

          CENTRAL. Under the TBCA, certain amendments to the articles of incorporation require the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of the holders of at least two-thirds of the shares within each class or series entitled to vote thereon as a class and of at least two-thirds of the total outstanding shares entitled to vote thereon. The Central Bylaws provide that the Bylaws may be amended by a majority of the Central Board.

          NORWEST. The Norwest Certificate may be amended only if the proposed amendment is approved by the Norwest Board and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. The Norwest Bylaws may be amended by a majority of the Norwest Board or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest Preferred Stock and Norwest Preference Stock currently authorized in the Norwest Certificate may be issued by the Norwest Board without amending the Norwest Certificate or otherwise obtaining the approval of Norwest's stockholders.

SHAREHOLDER OR STOCKHOLDER APPROVAL OF MERGERS AND ASSET SALES

          IN ADDITION TO BEING SUBJECT TO THE LAWS OF TEXAS AND DELAWARE, RESPECTIVELY, AS DISCUSSED BELOW, BOTH CENTRAL AND NORWEST, AS BANK HOLDING COMPANIES, ARE SUBJECT TO VARIOUS PROVISIONS OF FEDERAL LAW WITH RESPECT TO MERGERS, CONSOLIDATIONS AND CERTAIN OTHER CORPORATE TRANSACTIONS. SEE "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

          CENTRAL. The TBCA requires certain mergers to be approved by holders of at least two-thirds of the outstanding shares entitled to vote thereon, unless there is a class of stock that is entitled to vote as a class, in which event the merger must be approved by the holders of two-thirds of the outstanding shares of each class of stock entitled to vote as a class and by the holders of two-thirds of the outstanding shares otherwise entitled to vote; PROVIDED that the articles of incorporation may require a vote of a different number, not less than a majority, of the shares outstanding. The Central Articles do provide for a different number of shares for approval of a merger. The Central Articles provide that any action of the Corporation, which under the TBCA requires approval by the holders of two-thirds or any other fraction in excess of 50% of the shares entitled to vote thereon, be deemed effective and properly authorized by the vote of the holders of more than 50% of the shares entitled to vote thereon. For that reason, as described above, the affirmative vote of at least a majority of the Central Common Stock is required for a merger with Norwest.

          NORWEST. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and
(i) the agreement of merger for the merger does not amend in any respect the Norwest Certificate, (ii) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger, and (iii) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

APPRAISAL RIGHTS

          CENTRAL. Shareholders of Texas corporations are entitled to exercise certain dissenters' rights in the event of a sale, lease, exchange, or other disposition of all, or substantially all, of the property and assets of the corporation, and with the exception discussed below, a merger or consolidation. Under Section 5.11 of the TBCA, however, shareholders do not have dissenters' rights if, in connection with a merger, the stock of the corporation held by the shareholder is either listed on a national securities exchange or is held of record by not less than 2,000 shareholders and, pursuant to the plan of merger, such shareholder is not required to accept for his shares any consideration other than (a) shares of stock of a corporation which, immediately after the effective date of the merger, (i) are listed on a national securities exchange or (ii) are held of record by not less than 2,000 shareholders, and (b) cash in lieu of fractional shares otherwise entitled to be received. A Central shareholder will receive merger consideration that satisfies the provisions of subsections (a) and (b) above; however, because the Central Common Stock is not listed on a national securities exchange and is held of record by fewer than 2,000 holders, dissenters rights will be available to Central shareholders. SEE "THE MERGER--DISSENTERS' RIGHTS."

          NORWEST. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; HOWEVER, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or
(ii) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest Common Stock is listed on the NYSE and the CHX and currently held by more than 2,000 stockholders. For these reasons, assuming that the other conditions described above are satisfied, holders of Norwest Common Stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

SPECIAL MEETINGS

          CENTRAL. Under the TBCA, a special meeting of shareholders of a Texas corporation may be called by either (a) the president, the board of directors, or such other person or persons as authorized by the articles of incorporation or the bylaws, or (b) the holders of shares entitled to cast not less than ten percent (10%) of all shares entitled to vote at the special meeting, unless a different percentage, not to exceed fifty percent (50%), is provided for in the articles of incorporation.

          NORWEST. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. The Norwest Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President or a majority of the Norwest Board. As such, holders of Norwest Common Stock do not have the ability to call a special meeting of stockholders.

ACTION WITHOUT A MEETING

          CENTRAL. Under the TBCA, shareholders may act without a meeting if a consent in writing to such action is signed by all shareholders; provided, however, that the articles of incorporation may provide that any action required or permitted to be taken at a shareholder's meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the shareholders.

          NORWEST. As permitted by Section 228 of the DGCL and the Norwest Certificate, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

LIMITATION OF DIRECTOR LIABILITY

          CENTRAL. The Texas Miscellaneous Corporation Laws Act permits a corporation to set limits on the extent of a director's liability. The Central Articles limit, to the fullest extent now or hereafter permitted by the TBCA, liability of Central's directors to Central or its shareholders for monetary damages for a breach of such director's fiduciary duty. This provision presently limits a director's liability except for (1) a breach of duty of loyalty to Central or its shareholders, (2) a failure to act in good faith that constitutes a breach of duty to Central or where a director engages in intentional misconduct or knowingly violates the law, (3) a transaction from which the director obtains an improper benefit, and (4) an act or omission for which liability is expressly provided for by statute.

          NORWEST. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (i) any breach of the director's duty of loyalty to Norwest or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

          CENTRAL. TBCA provides that a corporation may indemnify an individual only if the individual (i) acted in good faith, (ii) in a manner he reasonably believed, in the case of conduct in his official capacity, was in the corporation's best interests and, in all other cases, that his conduct was at least not opposed to the corporation's interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Central Articles provide that directors shall be indemnified, and officers and employees may be indemnified against liabilities arising from their service as directors, officers, (or serving at the request of Central as director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another entity) to the fullest extent permitted by law, including (upon receipt of a written affirmation of such individual's good faith belief that he has met the standard of conduct required for indemnification, and an undertaking to repay such advances if the officer or director is found to have not met the required standard of conduct) payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding, other than in the case of an action, suit or proceeding brought about by Central on its own behalf against an officer.
SEE THE MERGER"--INTERESTS OF CERTAIN PERSONS IN THE MERGER."

          NORWEST. The Norwest Certificate provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

          The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

          Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

          The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

DIVIDENDS

          IN ADDITION TO RESTRICTIONS IMPOSED UNDER TEXAS AND DELAWARE LAW, RESPECTIVELY, AS DISCUSSED BELOW, NORWEST AND CENTRAL ARE SUBJECT TO FEDERAL RESERVE BOARD POLICIES REGARDING PAYMENT OF DIVIDENDS, WHICH GENERALLY LIMIT DIVIDENDS TO OPERATING EARNINGS. SEE "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

          CENTRAL. Under the TBCA, a Texas corporation may make distributions if the distribution does not exceed the corporation's surplus and the corporation would not become insolvent after giving effect to the distribution. Holders of Central Common Stock are entitled to receive dividends ratably when, as and if declared by the Central Board from assets legally available therefor, after payment of all dividends on Central preferred stock.

          NORWEST. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

PROPOSAL OF BUSINESS, NOMINATION OF DIRECTORS

          CENTRAL. The Central Bylaws provide that special meetings of shareholders of Central may be called by the Chairman of the Board, the President, the Board of Directors, or holders of at least 25% of all shares entitled to vote at the proposed special meeting.

          NORWEST. The Norwest Bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. The Norwest Bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, the Norwest Bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

                      CERTAIN REGULATORY CONSIDERATIONS
                             PERTAINING TO NORWEST

          NORWEST, ITS BANKING SUBSIDIARIES AND MANY OF ITS NONBANKING SUBSIDIARIES ARE SUBJECT TO REGULATION BY A NUMBER OF DIFFERENT FEDERAL AND STATE AGENCIES. THESE REGULATIONS ARE INTENDED PRIMARILY TO PROTECT DEPOSITORS AND OTHER PURCHASERS OF FINANCIAL SERVICES. THEY ARE NOT IN PLACE TO PROTECT STOCKHOLDERS OR OTHER INVESTORS. PLEASE READ THIS SECTION CAREFULLY, AS NORWEST'S EARNINGS MAY BE AFFECTED SIGNIFICANTLY BY THE REGULATORY ENVIRONMENT WITHIN WHICH IT AND ITS SUBSIDIARIES OPERATE.

GENERAL

          As a bank holding company, Norwest is subject to regulation, supervision and examination by the Federal Reserve Board. Under the Bank Holding Company Act, a bank holding company generally may not directly or indirectly acquire ownership or control of more than 5% of the voting securities or all or substantially all of the assets of any company, including a bank or bank holding company, without the prior approval of the Federal Reserve Board. In addition, a bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking activities, subject to certain exceptions.

          Norwest's banking and savings association subsidiaries are subject to regulation, supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are primarily insured by the Bank Insurance Fund; deposits attributable to certain of Norwest's savings associations are insured by the Savings Association Insurance Fund (the "SAIF"). For that reason, such banking and savings association subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks and savings associations are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

DIVIDEND RESTRICTIONS

          Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

          The approval of the Office of the Comptroller of the Currency ("OCC") dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans that are well secured and in the process of collection.

          The payment of dividends to Norwest by its savings association subsidiary is subject to similar restrictions imposed by the Office of Thrift Supervision. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state-chartered bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

          If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

HOLDING COMPANY STRUCTURE

          Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. For that reason, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

          Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

          The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

          A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

          Federal law (12 U.S.C. Section 55) permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole stockholder of most of its subsidiary banks, is subject to such provisions.

ACQUISITIONS

          Under the provisions of the Reigle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Reigle-Neal Act"), Norwest Corporation, as a bank holding company, may acquire banks located in any state regardless of the state law in effect at the time. The Reigle-Neal Act also provides for interstate branching of banks. Specifically, under the Reigle-Neal Act, national and state-chartered banks will be permitted to merge across state lines commencing on June 1, 1997. States may opt out of the interstate banking provisions of the Reigle-Neal Act by taking action prior to June 1, 1997. States also may elect to have the interstate banking provisions become effective prior to June 1, 1997 by opting in early.

          Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and any applicable federal or state regulatory authorities. In addition, under the provisions of the Reigle-Neal Act, bank mergers are subject to deposit concentration limits of 10% nationwide and 30% in any one state, unless it is Norwest's initial entry into the state. Individual states may also impose restrictions on the amount of deposits any one bank may control in the state.

CAPITAL REQUIREMENTS

          Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stockholders' equity, minority interests and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. The risk-based guidelines also specify that all intangibles, including core deposit intangibles, as well as mortgage servicing rights ("MSRs") and purchased credit card relationships ("PCCRs"), be deducted from Tier 1 capital. The guidelines, however, grandfather identifiable assets (other than MSRs and PCCRs) acquired on or before February 19, 1992 and permit the inclusion of readily marketable MSRs and PCCRs in Tier 1 capital to the extent that (i) MSRs and PCCRs do not collectively exceed 50% of Tier 1 capital and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, MSRs and PCCRs each are included in Tier 1 capital only up to the lesser of (i) 90% of their fair market value (which must be determined quarterly) and (ii) 100% of the remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations.

          In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies that are substantially similar to the foregoing. At September 30, 1996, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.62% and 10.57%, respectively, and Norwest's leverage ratio was 6.12%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

          As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC adopted a rule that amended, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies issued for comment a joint policy statement that described the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. In June 1996, these agencies elected not to pursue a standardized supervisory measure and explicit capital charge for interest rate risk. In supervising interest rate risk, the agencies intend to emphasize reliance on internal measures of risk, promotion of sound risk management practices, and other means to identify those institutions that appear to be taking excessive risk. Norwest does not believe these revisions to the capital guidelines will materially impact its operations.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

          In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions insured by the Federal Deposit Insurance Corporation (the "FDIC") that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6% and a risk-adjusted total capital ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if it meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3% and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

          FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

          Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

          FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that, in order to facilitate the early identification of problems in financial management of depository institutions, the OCC, the Federal Reserve Board, the FDIC and the Office of Thrift Supervision (collectively, the "agencies") each establish certain standards, by regulation or guideline, for the insured depository institutions and depository institution holding companies for which it is the primary federal regulator. Under FDICIA, as amended, the agencies must establish three types of standards: (1) operational and managerial standards, (2) compensation standards, and (3) such standards relating to asset quality, earnings, and stock valuation as they determine to be appropriate. On July 10, 1995, the agencies adopted a final rule establishing deadlines for submission and review of safety and soundness compliance plans. In conjunction with this final rule, the agencies adopted interagency guidelines establishing safety and soundness standards for internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. Although management has not yet fully assessed the impact of these guidelines on Norwest, it does not believe the impact will be material.

          FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

          Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless
(i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized.

FDIC INSURANCE

          Each member of the Bank Insurance Fund ("BIF") pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on the institution's capitalization risk category and "supervisory subgroup." An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. The FDIC assessment rate ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

          Deposits insured by the SAIF held by Norwest's bank subsidiaries as a result of savings association acquisitions by Norwest continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently passed legislation that will, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The legislation also authorizes the merger of the BIF and the SAIF into one insurance fund effective January 1, 1999, subject to certain conditions. Norwest recorded a SAIF recapitalization assessment of $19 million (before applicable income taxes) in the third quarter of 1996.

DEPOSITOR PREFERENCE

          Under the Federal Deposit Insurance Act, claims of holders of domestic deposits and certain claims of administrative expenses and employee compensation against an FDIC-insured depository institution have priority over other general unsecured claims against the institution in the "liquidation or other resolution" of the institution by a receiver.

                                    EXPERTS

          The consolidated financial statements of Norwest and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

          The consolidated financial statements of Central and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for impairment of loans receivable in 1995, a change in the method of accounting for investment securities in 1994, and a change in the method of accounting for income taxes in 1993.

                                LEGAL OPINIONS

          A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Merger Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At September 30, 1996, Mr. Stroup was the beneficial owner of 104,247 shares and held options, exercisable within 60 days from September 30, 1996, to acquire 240,493 additional shares of Norwest Common Stock.

          The material tax consequences of the Merger to Central's shareholders will be passed upon for Central by Jenkens & Gilchrist, a Professional Corporation.

                MANAGEMENT OF NORWEST AND ADDITIONAL INFORMATION

          Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated in this Proxy Statement-Prospectus by reference. SEE "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Shareholders of Central desiring copies of such documents may contact Norwest or Central, as appropriate, at the addresses or phone numbers indicated under "AVAILABLE INFORMATION."

                                   APPENDIX A

                                    AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION

                                    AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION



     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 16th day of September, 1996, by and between CENTRAL BANCORPORATION, INC. ("Central"), a Texas corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Central (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Central of the par value of $2.50 per share ("Central Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  BASIC PLAN OF REORGANIZATION

     (a) MERGER. Subject to the terms and conditions contained herein a wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Central pursuant to the Merger Agreement, with Central as the surviving corporation, in which merger each share of Central Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock equal to the Norwest Share Amount (as defined below). The "Norwest Share Amount" shall be an amount determined by
(A) dividing 4,700,000 by (B) the sum of (i) the number of shares of Central Common Stock outstanding immediately prior to the Effective Time of the Merger, plus (ii) the number of shares of Central Common Stock issuable pursuant to the exercise of Central Options (as defined below) or other rights to acquire Central Common Stock outstanding immediately prior to the Effective Time of the Merger.

     (b) NORWEST COMMON STOCK ADJUSTMENTS. If, between the date hereof and the Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Central Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Central Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Central Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

     (c) FRACTIONAL SHARES. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d) MECHANICS OF CLOSING MERGER. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Texas within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" shall be 11:59 p.m. Fort Worth, Texas time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Central pursuant to the Merger Agreement.

     The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

     2. REPRESENTATIONS AND WARRANTIES OF CENTRAL. Central represents and warrants to Norwest as follows:

     (a) ORGANIZATION AND AUTHORITY. Central is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Central and the Central Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Central is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Central has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

     (b) CENTRAL'S SUBSIDIARIES. Schedule 2(b) sets forth a complete and correct list of all of Central's subsidiaries as of the date hereof (individually a "Central Subsidiary" and collectively the "Central Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Central. No equity security of any Central Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Central Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to the Texas Business Corporation Act, all of such shares so owned by Central are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Central Subsidiary is a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on
Schedule 2(b), Central does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c) CAPITALIZATION. The authorized capital stock of Central consists of 5,000,000 shares of common stock, $2.50 par value, of which as of the close of business on June 30, 1996, 2,623,377 shares were outstanding and no shares were held in the treasury. As of the date hereof, there are outstanding options (each, a "Central Option") to purchase an aggregate of 25,260 shares of Central Common Stock under the 1988 Incentive Stock Option Plan of Texas Security Bancshares, Inc. The maximum number of shares of Central Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Central Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 2,648,637.
All of the outstanding shares of capital stock of Central have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Central or any Central Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Central or any Central Subsidiary. Since June 30, 1996 no shares of Central capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Central or any Central Subsidiary and, except as set forth on Schedule 2(c), no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Central.

     (d) AUTHORIZATION. Central has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Central and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Central. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Central as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Central enforceable against Central in accordance with their respective terms.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Central of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Central with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Central or any Central Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Central or any Central Subsidiary is a party or by which it may be bound, or to which Central or any Central Subsidiary or any of the properties or assets of Central or any Central Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Central, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Central or any Central Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Central of the transactions contemplated by this Agreement and the Merger Agreement.

     (e) CENTRAL FINANCIAL STATEMENTS. The consolidated balance sheets of Central and Central's Subsidiaries as of December 31, 1995 and 1994 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1995, together with the notes thereto, certified by KMPG Peat Marwick LLP and included in Central's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Central 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated statements of financial condition of Central and Central's Subsidiaries as of June 30, 1996 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the six (6) months then ended included in Central's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996 as filed with the SEC (collectively, the "Central Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Central and Central's Subsidiaries at the dates and the consolidated results of operations and cash flows of Central and Central's Subsidiaries for the periods stated therein.

     (f) REPORTS. Since December 31, 1990, Central and each Central Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file, if any, with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Central Reports". As of their respective dates, the Central Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Central Reports have been made available to Norwest by Central.

     (g) PROPERTIES AND LEASES. Except as may be reflected in the Central Financial Statements and except for any lien for current taxes not yet delinquent, Central and each Central Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Central's consolidated balance sheet as of June 30, 1996 included in Central's Quarterly Report on Form 10-Q, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Central or any Central Subsidiary pursuant to which Central or such Central Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Central or such Central Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Central's and each Central Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) TAXES. Each of Central and the Central Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Central and the Central Subsidiaries for the fiscal year ended December 31, [1992] and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on
Schedule 2(h), (i) neither Central nor any Central Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Central or any Central Subsidiary which has not been settled, resolved and fully satisfied. Each of Central and the Central Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of June 30, 1996, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Central and the Central Subsidiaries with respect to all periods through the date thereof.

     (i) ABSENCE OF CERTAIN CHANGES. Since December 31, 1995 there has been no change in the business, financial condition or results of operations of Central or any Central Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Central and the Central Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (j) COMMITMENTS AND CONTRACTS. Except as set forth on Schedule 2(j), neither Central nor any Central Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

               (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Central or such Central Subsidiary);

               (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

               (iii)  any labor contract or agreement with any labor union;

               (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Central or any Central Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Central or any Central Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

               (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

               (vi) any lease with annual rental payments aggregating $10,000 or more; or

               (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

               (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k) LITIGATION AND OTHER PROCEEDINGS. Central has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Central with respect to loss contingencies as of December 31, 1995 in connection with the Central financial statements included in the Central 10-K, and (ii) a written list of legal and regulatory proceedings filed against Central or any Central Subsidiary since said date. Neither Central nor any Central Subsidiary is a party to any pending or, to the best knowledge of Central, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Central and the Central Subsidiaries taken as a whole.

     (l) INSURANCE. Central and each Central Subsidiary maintains in effect the insurance described (including type of policy, premiums, limits, term, and the period during which each policy has been maintained) in Schedule 2(l) and has furnished true and correct copies of such policies to Norwest. All such policies are in full force and effect.

     (m) COMPLIANCE WITH LAWS. Central and each Central Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Central or such Central Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Central, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Central and each Central Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Central nor any Central Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Central or any Central Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Central and the Central Subsidiaries taken as a whole.

     (n) LABOR. No work stoppage involving Central or any Central Subsidiary is pending or, to the best knowledge of Central, threatened. Neither Central nor any Central Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Central or such Central Subsidiary. Employees of Central and the Central Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  MATERIAL INTERESTS OF CERTAIN PERSONS.  Except as set forth on
Schedule 2(o), to the best knowledge of Central no officer or director of Central or any Central Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Central or any Central Subsidiary.

     Schedule 2(o) sets forth a correct and complete list of any loan from Central or any Central Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Central's or such Central Subsidiary's Board of Directors.

     (p)  CENTRAL BENEFIT PLANS.

               (i)  The only "employee benefit plans" within the meaning of
     Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Central or any Central Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Central or any Central Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

               (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Central or the Central subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Central knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

               (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

               (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Central, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Central, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Central and the Central Subsidiaries taken as a whole.

               (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

               (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

               (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Central or any Central Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (q) PROXY STATEMENT, ETC. None of the information regarding Central and the Central Subsidiaries supplied or to be supplied by Central for inclusion in
(i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Central Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Central's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Central and the Central Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (r) REGISTRATION OBLIGATIONS. Except as set forth on Schedule 2(r), neither Central nor any Central Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

     (s) BROKERS AND FINDERS. Except for Keefe, Bruyette & Woods, Inc., neither Central nor any Central Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Central or any Central Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (t) ADMINISTRATION OF TRUST ACCOUNTS. Central and each Central Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Central and the Central Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Central, any Central Subsidiary, nor any director, officer or employee of Central or any Central Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Central and the Central Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u) NO DEFAULTS. Neither Central nor any Central Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Central and the Central Subsidiaries, taken as a whole. To the best of Central's knowledge, all parties with whom Central or any Central Subsidiary has material leases, agreements or contracts or who owe to Central or any Central Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Central Subsidiaries are in compliance therewith in all material respects.

     (v) ENVIRONMENTAL LIABILITY. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Central or any Central Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Central's knowledge, threatened against Central or any Central Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Central and Central's Subsidiaries taken as a whole; to the best of Central's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Central's knowledge neither Central nor any Central Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Central has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

     3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Central as follows:

     (a) ORGANIZATION AND AUTHORITY. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

     (b) NORWEST SUBSIDIARIES. Schedule 3(b) sets forth a complete and correct list as of December 31, 1995, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. Section 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

     (c) NORWEST CAPITALIZATION. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1995, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 12,984 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 24,572 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1995, no shares were outstanding; and (iii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1995, 352,760,457 shares were outstanding and 5,571,696 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

     (d) AUTHORIZATION. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

     Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

     (e) NORWEST FINANCIAL STATEMENTS. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1995 and 1994 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1995, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended

December 31, 1995 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of June 30, 1996 and the related unaudited consolidated statements of income and cash flows for the six (6) months then ended included in Norwest's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

     (f) REPORTS. Since December 31, 1990, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g) PROPERTIES AND LEASES. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of June 30, 1996 included in Norwest's Quarterly Report on Form 10-Q, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h) TAXES. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i) ABSENCE OF CERTAIN CHANGES. Since December 31, 1995, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (j) COMMITMENTS AND CONTRACTS. Except as set forth on Schedule 3(j), as of May 1, 1996 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

               (i)  any labor contract or agreement with any labor union;

               (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

               (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k) LITIGATION AND OTHER PROCEEDINGS. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

     (l) INSURANCE. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m) COMPLIANCE WITH LAWS. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

     (n) LABOR. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  NORWEST BENEFIT PLANS.

               (i) As of May 1, 1996, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

               (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of
     Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
     Section 501(a) of the Code.

               (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

               (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

               (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

               (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in
     Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

               (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

     (p) REGISTRATION STATEMENT, ETC. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (q) BROKERS AND FINDERS. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (r) NO DEFAULTS. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

     (s) ENVIRONMENTAL LIABILITY. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t) MERGER CO. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

     (u) REGULATORY APPROVAL. Norwest is aware of no circumstance, in existence as of the date hereof, which would prevent the transactions contemplated by this Agreement and the Merger Agreement from being approved by the Federal Reserve Board.

     4. COVENANTS OF CENTRAL. Central covenants and agrees with Norwest as follows:

     (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Central, and each Central Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest (which consent requirement shall be deemed to be waived as to any loan approval request to which Norwest has made no response by the end of the second business day following the day of receipt of the request by a representative designated by Norwest in writing) (A) make any extensions of credit aggregating in excess of $500,000 to a person or entity that is not a borrower as of the date hereof, or
(B) engage in any loan transaction or series of contemporaneous loan transactions involving an aggregate of more than $250,000 with any borrower who has aggregate extensions of credit in excess of $1,000,000 as of the date hereof; maintain proper business and accounting records in accordance with generally accepted principles, PROVIDED, HOWEVER, that Central agrees to implement and to cause the Central Subsidiaries to implement Central's restructuring plan, as disclosed to Norwest as of the date hereof; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it;

use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Central and each Central Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Central and the Central Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick LLP) upon prior notice to Central to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Central herein expressed.

     (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Central and each Central subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that Central may issue shares of Central Common Stock upon the exercise of outstanding stock options described in Schedule 4(b); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $50,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made in the ordinary course of business, in accordance with past practice; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (i) between the date hereof and the record date for the regular cash dividend, if any, declared on Norwest Common Stock for the second quarter of 1997 ("Record Date"), the Board of Directors of Central may declare and pay, in accordance with past practice, dividends not to exceed an annualized rate of $0.40 per share of Central Common Stock, (ii) if the Effective Date of the Merger is after the Record Date, Central may declare and pay cash dividends on Central Common Stock in an amount not to exceed, in the aggregate, the amount which would have been received by the holders of 4,700,000 shares of Norwest Common Stock between such Record Date and the Effective Date of the Merger, PROVIDED, HOWEVER, that the shareholders of Central shall be entitled to either a dividend on Central Common Stock or Norwest Common Stock, but not both, in the calendar quarter in which the Closing shall occur, and
(iii) any dividend declared by the Board of Directors of a Central Subsidiary in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Central; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices (including bonus plans), PROVIDED, HOWEVER, that Central may, in addition, accrue and pay bonuses and deferred compensation obligations in accordance with Schedule 4(b) attached hereto, and PROVIDED, FURTHER, HOWEVER, that such bonus and deferred compensation amounts shall be calculated without regard to the effect of the accruals and reserves taken in accordance with paragraph 4(m) hereof; sell or otherwise dispose of any shares of the capital stock of any Central Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c) The Board of Directors of Central will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Central will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Texas Business Corporation Act and other applicable law and regulation, and (ii) except to the extent that the Board of Directors of Central shall conclude in good faith, after taking into account the advice of counsel, that to do so would violate its fiduciary obligations under applicable law, (A) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (B) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d) Central will furnish or cause to be furnished to Norwest all the information concerning Central and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of KMPG Peat Marwick LLP to use such opinion in such Registration Statement.

     (e) Central will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Central to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

     (f) Central will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g) Central will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Central and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Central's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Central, in the public domain, or later acquired by Central from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

     (h) Neither Central, nor any Central Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or except to the extent that the Board of Directors of Central shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any negotiations with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) except as otherwise permitted by paragraph 4(b) with respect to the Central Options, to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Central or any Central Subsidiary,
(ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Central or any Central Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Central or any Central Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Central or any Central Subsidiary concerning any of the foregoing, Central or such Central Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

     (i) Central shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j) Central and each Central Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, and
(ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

     (k) Neither Central nor any Central Subsidiary shall take any action which with respect to Central would disqualify the Merger as a "pooling of interests" for accounting purposes.

     (l) Central shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of

Central who may reasonably be deemed an "affiliate" of Central within the meaning of such term as used in Rule 145 under the Securities Act.

     (m) Central shall establish such additional accruals and reserves as may be necessary to conform Central's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Central's business following the Merger and, to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by Central of the Merger and the other transactions contemplated by this Agreement.

     (n) Central shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. Central shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments. Central shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Norwest within four (4) weeks of execution of the definitive agreement.

     (o) Central shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

     5. COVENANTS OF NORWEST. Norwest covenants and agrees with Central as follows:

     (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b) Norwest will furnish to Central all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Central, or in any statement or application made by Central to any governmental body in connection with the transactions contemplated by this Agreement.

     (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Central pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Central shareholders, at the time of the Central shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; PROVIDED, HOWEVER, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Central or any Central subsidiary for use in the Registration Statement or the Prospectus.

     (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

     (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Central pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of Central pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

     (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Central to obtain all such approvals and consents required by Central.


     (h) Norwest will hold in confidence all documents and information concerning Central and Central's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Central (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Central. If the transactions contemplated by this Agreement shall not be consummated, Norwest agrees that for a period of eighteen (18) months following termination of this Agreement Norwest will not directly solicit for employment any officer or employee of Central who was introduced to Norwest during its due diligence review of Central prior to the date hereof; PROVIDED, HOWEVER, that nothing herein shall prohibit Norwest from interviewing or hiring any officer or employee of Central who responds to a general employment solicitation placed by or on behalf of Norwest in a publication of general circulation.

     (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Texas Business Corporation Act.

     (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k) Norwest shall consult with Central as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l) Norwest shall furnish Central with copies, prior to filing, of the nonconfidential portions of the applications referred to in paragraph 7(e) and shall give Central notice of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m) Neither Norwest nor any Norwest Subsidiary shall take any action which with respect to Norwest would disqualify the Merger as a "pooling of interests" for accounting purposes. Norwest shall use its best efforts to obtain and deliver to Central, prior to the Effective Date of the Merger, signed representations from the directors and executive officers of Norwest to the effect that, except for DE MINIMUS dispositions which will not disqualify the Merger as a pooling of interests, they will not dispose of shares of Norwest or Central during the period commencing 30 days prior to the Effective Date and ending upon publication by Norwest of financial results including at least 30 days of combined operations of Central and Norwest.

     (n) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Central and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Central or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

     (o) Norwest shall take such actions on its part as may be necessary to cause each Central Option outstanding immediately prior to the Effective Time of the Merger to become and represent an option to purchase (i) the number of shares of Norwest Common Stock (a "Substitute Option") determined by multiplying the number of shares of Central Common Stock subject to such Central Option by the Norwest Share Amount, at an exercise price per share of Norwest Common Stock equal to the exercise price per share of Central Common Stock divided by the Norwest Share Amount. After the Effective Time of the Merger, each Substitute Option shall be exercisable upon the same terms and conditions as were applicable to the related Central Option immediately prior to the Effective Time of the Merger except that the exercise price per share of Norwest Common Stock shall be as provided above in this paragraph 5(o). The number of shares of Norwest Common Stock subject to each Substitute Option, as determined herein, shall be rounded to the nearest whole share. Norwest shall (i) register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) all shares of Norwest Common Stock issuable pursuant to the Substitute Options, (ii) cause such shares to be authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange, and (iii) reserve a sufficient number of such shares for issuance upon such exercise.

     (p) With respect to the indemnification of directors and officers and with respect to directors' and officers' insurance, Norwest agrees as follows:

          (i) Norwest shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Central or any Central Subsidiary, (an "Indemnified Party" and, collectively, the "Indemnified Parties") in Central 's Articles of Incorporation or By-laws or similar governing documents of any Central Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(p)(i) shall be deemed to preclude the liquidation, consolidation or merger of Central or any Central Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; PROVIDED, HOWEVER, that in the event of liquidation or sale of substantially all of the assets of Central, Norwest shall guarantee, to the extent of the net asset value of Central or any Central Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Central or any Central Subsidiary to the extent of indemnification obligations of Central and the

     Central Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(p)(i), nothing contained herein shall require Norwest to indemnify any person who was a director or officer of Central or any Central Subsidiary to a greater extent than Central or any Central Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

          (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(p)(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Norwest thereof, but the failure to so notify shall not relieve Norwest of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time of the Merger), (A) Norwest shall have the right to assume the defense thereof and Norwest shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Norwest elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Norwest and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Norwest shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; PROVIDED, HOWEVER, that Norwest shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest and (B) such Indemnified Party shall cooperate in the defense of any such matter;

          (iii) for a period of three years after the Effective Time of the Merger, Norwest shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Central (provided that Norwest may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; PROVIDED, HOWEVER, that Norwest shall not be required to maintain the coverage for employees (other than directors and officers) which is currently included in the directors' and officers' liability policies maintained by Central; and PROVIDED, FURTHER, HOWEVER, that in no event shall Norwest be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(p)(iii), any amount per annum in excess of 125% of the amount of the annual premiums paid as of the date hereof by Central for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Merger, Central shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Norwest shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount;

          (iv) if Norwest or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Norwest shall assume the obligations set forth in this paragraph 5(p); and

          (v) the provisions of this paragraph 5(p) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6. CONDITIONS PRECEDENT TO OBLIGATION OF CENTRAL. The obligation of Central to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Central:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c) Central shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Central required for approval of a plan of merger in accordance with the provisions of Central's Articles of Incorporation and the Texas Business Corporation Act.

     (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g) The shares of Norwest Common Stock to be delivered to the stockholders of Central pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

     (h) Central shall have received an opinion, dated the Closing Date, of counsel to Central, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Central Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Central will be the same as the basis of Central Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Central will include the holding period of the Central Common Stock, provided such shares of Central Common Stock were held as a capital asset as of the Effective Time of the Merger.

     (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) Prior to the mailing of the Proxy Statement referred to in paragraph 4(c), Central and the Board of Directors of Central shall have received an opinion of Keefe, Bruyette & Woods, Inc. addressed to Central and the Board of Directors of Central, and for their exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as of Keefe, Bruyette & Woods, Inc. deems appropriate or necessary, to the effect that the consideration to be received by stockholders of Central pursuant to the Merger is fair from a financial point of view. Central shall promptly provide a copy of such opinion to Norwest upon receipt.

     7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

     (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Central and the Central Subsidiaries taken as a whole as if made at the Time of Filing.

     (b) Central shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Central required for approval of a plan of merger in accordance with the provisions of Central's Articles of Incorporation and the Texas Business Corporation Act.

     (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Central, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Central or any Central Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

     (f) Central and each Central Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Central's or such subsidiary's business required for the consummation of the Merger, and Central and each Central Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h) The Merger shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from KPMG Peat Marwick LLP, as Central's auditors and at Central's expense, an opinion to that effect.

     (i) At any time since the date hereof the total number of shares of Central Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Central Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded [2,648,637].

     (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Central a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of Central included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Central;

                    (ii) the amounts reported in the interim quarterly financial statements of Central agree with the general ledger of Central;

                    (iii) the annual and quarterly financial statements of Central and the Central Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

                    (iv) from the date of the most recent unaudited consolidated financial statements of Central and the Central Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Central and the Central Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Central and the Central Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

               (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Central and the Central Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Central and the Central Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Central included in the annual and quarterly financial statements, except as disclosed in such letters.

     (l) Central and the Central Subsidiaries considered as a whole shall not have sustained since December 31, 1995 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Central or any Central Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Central and its subsidiaries taken as a whole.

     (n) Since June 30, 1996, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business of Central and the Central Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates). No action taken by Central solely in order to comply with the requirements of paragraph 4(m) hereof shall be deemed to have a material adverse effect for purposes of this paragraph 7(n).

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Central or any Central Subsidiary as of the Effective Date of the Merger ("Central Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) EMPLOYEE WELFARE BENEFIT PLANS. Each Central Employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Norwest Long Term Care Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger (provided, however, that it is Norwest's intent that the transition from the Central plans to the Norwest plans be facilitated without gaps in coverage to the participants and without duplication in costs to Norwest):

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan
          Vacation Program

For the purpose of determining each Central Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by a Central Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit. Central Employees shall receive credit for years of service to Central, the Central Subsidiaries and any predecessors of the Central Subsidiaries (to the extent credited under the vacation programs of Central and the Central Subsidiaries) for the purpose of determining benefits under the Norwest vacation program.

No Central Employee who is eligible to receive a separation payment, as described on Schedule 2(i)(c), shall be eligible to participate in the Norwest
Severance Pay Plan.    Central Employees who participate in the Norwest
Severance Pay Plan shall receive credit for years of service to Central, the Central Subsidiaries and any predecessors of the Central Subsidiaries (to the extent credited under the severance programs of Central and the Central Subsidiaries) for the purpose of determining benefits under such plan.


          (b)  EMPLOYEE RETIREMENT BENEFIT PLANS.

Each Central Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Central and the Central Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP, to the extent credited under the respective employee retirement benefit plans of Central and the Central Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

Each Central Employee shall be eligible for participation, subject to any applicable eligibility requirements (with full credit for years of past service to Central and the Central Subsidiaries, to the extent credited under the respective employee retirement benefit plans of Central and Central Subsidiaries, for the purpose of satisfying any applicable eligibility and vesting periods, but without credit for years of past service to Central and the Central Subsidiaries for purposes of benefit accruals), in the Norwest Pension Plan under the terms thereof and shall enter the Norwest Pension Plan no later than the first day of the calendar quarter which is at least 32 days after the Effective Date of the Merger.

     9.  TERMINATION OF AGREEMENT.

     (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

               (i)  by mutual written consent of the parties hereto;

               (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated byMay 31, 1997 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

               (iii) by Central or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

               (iv) by Central, within five business days after the end of the Index Measurement Period (as defined in subparagraph (c)(ii) below),

                    (A) if both of the following conditions are satisfied:

                         (1) the Norwest Measurement Price (as defined in
               subparagraph (c)(ii) below) is less than $34; and

                         (2) the number obtained by dividing the Norwest
               Measurement Price by the closing price of Norwest Common Stock on the trading day immediately preceding the date of this Agreement is less than the number obtained by dividing the Final Index Price (as defined in subparagraph (c) below) by the Initial Index Price (as defined in subparagraph (c) below) and subtracting 0.15 from such quotient; or

                    (B) if the Norwest Average Price is less than $32. The "Norwest Average Price" is defined as the average of the closing prices of a share of

          Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 15 trading days ending on the day immediately preceding the meeting of the shareholders of Central held to vote on this Agreement and the Merger Agreement.

          (v) by either Norwest or Central upon written notice to the other party if the Board of Directors of Central shall in good faith determine that a Takeover Proposal constitutes a Superior Proposal; PROVIDED, HOWEVER, that Central shall not be permitted to terminate this Agreement pursuant to this paragraph (a)(v) unless (i) it has not breached any covenant contained in paragraph 4(h) and (ii) it delivers to Norwest simultaneously with such notice of termination the fee referred to in paragraph 9(d) below. As used in this Agreement; (i) "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Central or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Central, and (ii) "Superior Proposal" means a bona fide proposal or offer made by a person to acquire Central pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of Central and the Central Subsidiaries on terms which the Board of Directors of Central shall determine in good faith, after taking into account the advice of counsel, to be more favorable to Central and its shareholders than the transactions contemplated hereby.

          (vi) by Norwest upon written notice to Central if (A) the Board of Directors of Central fails to recommend, withdraws, or modifies in a manner materially adverse to Norwest, its approval or recommendation of this Agreement, or the transactions contemplated hereby, (B) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to Central or Central 's shareholders to engage in an Acquisition Event, the transactions contemplated hereby are not approved at the meeting of Central shareholders contemplated by paragraph 4(c), or (C) the meeting of Central shareholders contemplated by paragraph 4(c) is not held prior to June 30, 1997 and Central has failed to comply with its obligations under paragraph 4(c). "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving Central, its intermediate bank holding company ("Holding Company"), its bank subsidiary (the "Bank") or any successor to Central, the Holding Company or the Bank, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Central or any of the Central Subsidiaries representing 25% or more of the consolidated assets of Central and the Central Subsidiaries or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Central or any Central Subsidiary in each case with or by a person or entity other than Norwest or an affiliate of Norwest.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's wilful and material breach of the warranties and representations made by it, or wilful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     (c) For purposes of this paragraph 9:

          (i) The "Company Market Capitalization" shall mean (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of this Agreement multiplied by
     (b) the number of shares of common stock of such company outstanding as of June 30, 1996 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between June 30, 1996 and the close of the trading day immediately preceding the date of this Agreement).

          (ii) The "Index Group" shall mean all of those companies listed on Exhibit C the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the day immediately preceding the meeting of the shareholders of Central held to vote on this Agreement and the Merger Agreement (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the Index Measurement Period.

          (iii) The "Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

          (iv) The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

          (v) The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

          (vi) The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

          (vii) The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

     If a Common Stock Adjustment occurs with respect to the shares of Norwest or any company in the Index Group between the date of this Agreement and the Central shareholder meeting date, the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time of the Merger.

     (d) If this Agreement is terminated pursuant to paragraphs 9(a)(v) or 9(a)(vi), and if terminated pursuant to paragraph 9(a)(vi) and prior thereto or within 12 months after such termination:

          (i) Central, the Holding Company or the Bank or any successor to Central, the Holding Company or the Bank shall have entered into an agreement to engage in an Acquisition Event (as defined above) or an Acquisition Event shall have occurred; or

          (ii) the Board of Directors of Central shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of Central approve or accept any Acquisition Event, then Central shall promptly, but in no event later than five business days after the first of such events shall have occurred, pay Norwest a fee equal to $3,500,000.

     (e) If this Agreement is terminated pursuant to this paragraph 9, Norwest shall immediately pay Central an amount equal to Central's actual expenses in connection with obtaining the environmental assessments, asbestos surveys, title commitments and boundary surveys required by paragraphs 4(n) and 4(o) hereof.

     10. EXPENSES. Except as otherwise provided in paragraph 9 hereof, all expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Central and Central Subsidiaries shall be borne by Central, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.


     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to Central:

               Central Bancorporation, Inc.
               777 West Rosedale
               Fort Worth, TX 76104
               Attention: J. Andy Thompson, Chairman & CEO

          With a copy to:

               Jenkens & Gilchrist, P.C.
               1445 Ross Avenue, Suite 3200
               Dallas, TX 75202-2799
               Attention:  Charles E. Greef, Esq.

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Central shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION      CENTRAL BANCORPORATION, INC.


By: /s/ Ken Murray                 By: /s/ J. Andy Thompson
    ------------------------           ------------------------
Its: Executive Vice President             Its: Chairman/CEO
     -----------------------                   ------------------------

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                     Between
                          CENTRAL BANCORPORATION, INC.
                               a Texas corporation
                           (the surviving corporation)
                                       AND
                                  [MERGER CO.]
                               a Texas corporation
                            (the merged corporation)

     This Agreement and Plan of Merger dated as of __________, 19__, between CENTRAL BANCORPORATION, INC.("Central"), a Texas corporation (hereinafter sometimes called "Central" and sometimes called the "surviving corporation") and [MERGER CO.], a Texas corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

     WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation ("Norwest"), was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on _________, and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Law. Merger Co. has authorized capital stock of _________ shares of common stock, par value of $___ per share ("Merger Co. Common Stock"). As of _______, 19___, there were _____ shares of Merger Co. Common Stock outstanding and _____ shares were held in the treasury; and

     WHEREAS, Central was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Texas on May 29, 1979, and said corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Law, with an authorized capital stock consisting of 5,000,000 shares of common stock, par value $2.50 per share ("Central Common Stock") of which ____________ shares were outstanding and _________ shares were held in the treasury as of ___________ , 19__; and

     WHEREAS, Norwest and Central are parties to an Agreement and Plan of Reorganization dated as of __________, 1996 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

     WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporation and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Central, with Central continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Texas Business Corporation Act, which statute permits such merger;

     NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co. and Central, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Central pursuant to the laws of the State of Texas, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Central, the mode of carrying said merger into effect, the manner and basis of converting the shares of Central Common Stock into shares of common stock, par value $1-2/3 per share, of Norwest ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

     FIRST: At the time of merger, Merger Co. shall be merged with and into Central, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall remain "Central Bancorporation, Inc."

     SECOND: The Articles of Incorporation of Central at the time of merger shall be amended as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until amended according to law:

          [Amend to change name, number of directors, etc.]

     THIRD: The By-Laws of Central at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

     FOURTH: At the time of merger, the following-named persons shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:
               ________________________
               ________________________
               ________________________

     FIFTH:   The officers of Merger Co. at the time of merger shall become and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

     SIXTH: The manner and basis of converting the shares of Central Common Stock shall be as follows:

     1. Each of the shares of Central Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for _____ shares of Norwest Common Stock.

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Central Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Central Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of Central Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for Central Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock, if any, into which a share of Central Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Central Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of Central Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders held to approve the merger.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of the surviving corporation after the time of merger.

     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which the Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Texas; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and Central in accordance with the Texas Business Corporation Act; and

          b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Texas Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of Central and by the Secretary or an Assistant Secretary of Central, and shall be filed in the office of the Secretary of State of the State of Texas in accordance with the Texas Business Corporation Act; and

     2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Central shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section 5.06 of the Texas Business Corporation Act.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. If at any time Central shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in Central the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Central and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in Central and otherwise carry out the purposes of this Agreement.

     2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     3. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas.

     4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     5. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Texas, this Agreement may be terminated in accordance with the terms of the Reorganization Agreement upon approval by the Board of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                              [MERGER CO.]


                              By: ________________________
                              Its:  ________________________

Attest:


__________________________
     Secretary

                              CENTRAL BANCORPORATION, INC.


                              By: _________________________
                              Its:  _________________________
Attest:


___________________________
     Secretary

                                   APPENDIX B

                              EMPLOYMENT AGREEMENTS

                              EMPLOYMENT AGREEMENT


     This Employment Agreement is entered into as of September 16, 1996, between
J. Andy Thompson ("Employee"), Central Bancorporation, Inc. ("Central") and Norwest Corporation ("Norwest").

     WHEREAS, Employee is currently employed as Chief Executive Officer of Central and Chairman of the Board of Central Bank and Trust which is a subsidiary of Central; and

     WHEREAS, Central and Norwest are contemporaneously entering into an Agreement and Plan of Reorganization, dated as of September 16, 1996 (the "Merger Agreement") pursuant to which a wholly owned subsidiary of Norwest will be merged with and into Central (the "Acquisition"); and


     WHEREAS, the parties desire to enter into an Employment Agreement with respect to Employee's obligations and compensation following the Acquisition, and to resolve any potential or pending claims that Employee may now have against Central or Norwest.

     NOW THEREFORE, the parties agree as follows:

1. EFFECTIVE DATE AND TERM. The Effective Date of this Agreement shall be the date immediately following the Acquisition. The Term of this Agreement shall be the period from the Effective Date through the following two (2) months ("Term").

2. EMPLOYEE'S SERVICES. Commencing upon the Effective Date of this Agreement and continuing through the Term, Employee shall be a regular, full-time employee of Central and shall perform all of the transition duties as assigned by Norwest.

3. BASE COMPENSATION. Employee shall be paid base compensation effective January 1, 1997 at the rate of Three Hundred Ninty Eight Thousand Dollars ($398,000) per annum during the term of this Employment Agreement.

4. BENEFITS. Upon the Effective Date of this Agreement, Employee shall be eligible to participate in the Central's employee benefit plans available to regular full-time employees of Central and in accordance with all of the terms of said benefit plans. In addition, upon the Effective Date, the Employee shall also be eligible to receive the perquisites available to other executives at his level within Norwest and its affiliates.

5. SEVERANCE PAY. Upon the expiration of this Agreement, Employee shall be deemed to be subject to a position elimination as defined by the Norwest Corporation Severance Pay Plan the ("Plan") and shall be eligible to receive severance pay and benefits as described in the Plan based upon the Employee's years of service for Central and Norwest. Based on the current Plan, the Employee's current service and Employee's position, the enhanced severance opportunity under the Norwest severance Pay Plan includes twelve (12) months of Base Compensation.

6. NON-COMPETE. In consideration for a payment to be made to Employee following the end of the Term of this agreement, Employee agrees that for a period of eighteen (18) months following the Term he will not, by himself or through associates, agents, employees, or others, directly or indirectly, in the county of Tarrant, Texas:

                    i. serve as an employee, officer, director or principal shareholder of any bank, savings and loan association or savings bank;

               ii. solicit the financial services business of any current customer of Norwest or prospective customer of Norwest seeking commercial banking services; or

               iii. solicit, recruit or hire any person who is an employee, officer or director of Norwest for any purpose.

Norwest shall pay Employee a gross amount of Five Hundred Ninety Seven Thousand Dollars ($597,000) at the end of the Term of this Agreement. If Employee violates the provisions set forth above at anytime prior to the payment described herein, he shall not be entitled to this payment. If this payment has already been made to Employee at the time Employee violates the provisions of this paragraph, Employee shall immediately repay the full amount of the payment to the Bank.

7.   TERMINATION.  This Employment Agreement shall terminate on the earlier of:

               (a) The day concluding the two (2) month period immediately following the Effective Date.

               (b)  Prior to the end of the Term set forth above, upon:

                         i.   the Employee's death; or

                         ii. receipt of notice of termination by Employee from Central arising from the commission of a fraudulent or dishonest act by Employee or upon the Employee's violation of Central or Norwest policy.

8. DEATH OR TERMINATION OF EMPLOYEE. In the event of the death or termination of the Employee, all amounts earned by Employee prior to his death or termination shall be payable to the Employee or to a designated beneficiary as
circumstances dictate and this Agreement shall then terminate.   This does not
include any payment pursuant to paragraph 5 above.

9. CONFIDENTIALITY. The parties hereto agree to keep the terms of this Agreement confidential. Norwest and Central shall disclose the terms herein only as necessary to perform their duties hereunder or as required by law. Employee shall not disclose any terms herein except as required by law. In addition, Employee agrees that all information he receives or has access to in his position as Chief Executive Officer of the Central shall forever be treated by him as confidential and as proprietary property of Central and Norwest. Employee agrees that at no time during or following the Term of this Agreement, will he disclose any such information outside of Central or Norwest, except in the performance of his assigned duties on behalf of the Central and Norwest which is not remedied immediately upon notification from Norwest

10. INDEMNIFICATION. As an officer of Central, if in the course of performing his assigned job duties Employee is named as an individual defendant in any litigation, he shall be entitled to indemnification by the Central as set forth in its Articles of Association or Bylaws. This shall remain in effect even after the end of the employment relationship.

11. WAIVER. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the appropriate party.

12. GOVERNING LAW AND ENFORCEABILITY. This agreement shall be governed by and construed in accordance with the laws of the State of Texas. In the event that a court of competent jurisdiction shall determine that any provision set forth herein is void, invalid, or unenforceable, such void, invalid, or unenforceable provision shall be deemed to be severable from and shall be severed from this Agreement, and this Agreement shall be construed and enforced as if such severed provision had never been a part hereof.

13. AMENDMENT AND ASSIGNMENT. The parties may not modify or amend this Employment Agreement unless said amendment is in writing and is signed by all parties. This Agreement is personal in nature as to the Employee and may not be assigned by him. The terms of this Agreement shall innure to the benefit of the Central and Norwest and their successors and assigns.

14. MERGER. This Agreement includes the entire agreement between the Employee, Central and Norwest regarding the subject matter hereof and supersedes any and all verbal or written agreements between Employee and Central or Norwest.

     IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

                                   CENTRAL BANCORPORATION, INC.


                                   By:  /s/ Stuart W. Murff
                                       -------------------------
                                   Its President
                                       -------------------------

                                   NORWEST CORPORATION


                                   By:  /s/ John E. Ganoe
                                      ---------------------------
                                   Its:  Executive Vice President
                                        ---------------------------



                                   /s/ J. Andy Thompson
                                   ----------------------------------
                                   Employee

                              EMPLOYMENT AGREEMENT


     This Employment Agreement is entered into as of September 16, 1996, between Stuart Murff ("Employee"), Central Bancorporation, Inc. ("Central") and Norwest Corporation ("Norwest").

     WHEREAS, Employee is currently employed as Vice Chairman of Central Bank and Trust which is a subsidiary of Central; and

     WHEREAS, Central and Norwest are contemporaneously entering into an Agreement and Plan of Reorganization, dated as of September 16, 1996 (the "Merger Agreement") pursuant to which a wholly owned subsidiary of Norwest will be merged with and into Central (the "Acquisition"); and

     WHEREAS, the parties desire to enter into an Employment Agreement with respect to Employee's obligations and compensation following the Acquisition, and to resolve any potential or pending claims that Employee may now have against Central or Norwest.

     NOW THEREFORE, the parties agree as follows:

1. EFFECTIVE DATE AND TERM. The Effective Date of this Agreement shall be the date immediately following the Acquisition. The Term of this Agreement shall be the period from the Effective Date through the following two (2) months ("Term").

2. EMPLOYEE'S SERVICES. Commencing upon the Effective Date of this Agreement and continuing through the Term, Employee shall be a regular, full-time employee of Central and shall perform all of the transition duties as assigned by Norwest.

3. BASE COMPENSATION. Employee shall be paid base compensation effective January 1, 1997 at the rate of Three Hundred Twenty Six Thousand, Five Hundred Dollars ($326,500) per annum during the term of this Employment Agreement.

4. BENEFITS. Upon the Effective Date of this Agreement, Employee shall be eligible to participate in the Central's employee benefit plans available to regular full-time employees of Central and in accordance with all of the terms of said benefit plans. In addition, upon the Effective Date, the Employee shall also be eligible to receive the perquisites available to other executives at his level within Norwest and its affiliates.

5. SEVERANCE PAY. Upon the expiration of this Agreement, Employee shall be deemed to be subject to a position elimination as defined by the Norwest Corporation Severance Pay Plan (the "Plan") and shall be eligible to receive severance pay and benefits as described in the Plan based upon the Employee's years of service for Central and Norwest. Based on the current Plan, Employee's service and Employee's position, the enhanced severance opportunity under the Norwest Severance Pay Plan includes ten (10) months of Base Compensation.

6. NON-COMPETE. In consideration for a payment to be made to Employee following the end of the Term of this agreement, Employee agrees that for a period of eighteen (18) months following the Term he will not, by himself or through associates, agents, employees, or others, directly or indirectly, in the county of Tarrant, Texas

               i. serve as an employee, officer, director or principal shareholder of any bank, savings and loan association or savings bank;

               ii. solicit the financial services business of any current customer of Norwest or prospective customer of Norwest seeking commercial banking services; or

               iii. solicit, recruit or hire any person who is an employee, officer or director of Norwest for any purpose.

Norwest shall pay employee a gross amount of Four Hundred Eighty Nine Thousand, Seven Hundred Fifty Dollars ($489,750) at the end of the Term of this agreement. If Employee violates the provisions set forth above at anytime prior to the payment described herein, he shall not be entitled to this payment. If this payment has already been made to Employee at the time Employee violates the provisions of this paragraph, Employee shall immediately repay the full amount of the payment to the Bank.

7.   TERMINATION.  This Employment Agreement shall terminate on the earlier of:

               (a) The day concluding the two (2) month period immediately following the Effective Date.

               (b)  Prior to the end of the Term set forth above, upon:

                         i.   the Employee's death; or

                         ii. receipt of notice of termination by Employee from Central arising from the commission of a fraudulent or dishonest act by Employee or upon the Employee's violation of Central or Norwest policy.

8. DEATH OR TERMINATION OF EMPLOYEE. In the event of the death or termination of the Employee, all amounts earned by Employee prior to his death or termination shall be payable to the Employee or to a designated beneficiary as
circumstances dictate and this Agreement shall then terminate.   This does not
include any payment pursuant to paragraph 5 above.

9. CONFIDENTIALITY. The parties hereto agree to keep the terms of this Agreement confidential. Norwest and Central shall disclose the terms herein only as necessary to perform their duties hereunder or as required by law. Employee shall not disclose any terms herein except as required by law. In addition, Employee agrees that all information he receives or has access to in his position as Vice Chairman of the Central shall forever be treated by him as confidential and as proprietary property of Central and Norwest. Employee agrees that at no time during or following the Term of this Agreement, will he disclose any such information outside of Central or Norwest, except in the performance of his assigned duties on behalf of the Central and Norwest which is not remedied immediately upon notification from Norwest

10. INDEMNIFICATION. As an officer of Central, if in the course of performing his assigned job duties Employee is named as an individual defendant in any litigation, he shall be entitled to indemnification by the Central as set forth in its Articles of Association or Bylaws. This shall remain in effect even after the end of the employment relationship.

11. WAIVER. No waiver of any term, condition or provision shall be effective for any purpose whatsoever unless such waiver is in writing and signed by the appropriate party.

12. GOVERNING LAW AND ENFORCEABILITY. This agreement shall be governed by and construed in accordance with the laws of the State of Texas. In the event that a court of competent jurisdiction shall determine that any provision set forth herein is void, invalid, or unenforceable, such void, invalid, or unenforceable provision shall be deemed to be severable from and shall be severed from this Agreement, and this Agreement shall be construed and enforced as if such severed provision had never been a part hereof.

13. AMENDMENT AND ASSIGNMENT. The parties may not modify or amend this Employment Agreement unless said amendment is in writing and is signed by all parties. This Agreement is personal in nature as to the Employee and may not be assigned by him. The terms of this Agreement shall innure to the benefit of the Central and Norwest and their successors and assigns.

14. MERGER. This Agreement includes the entire agreement between the Employee, Central and Norwest regarding the subject matter hereof and supersedes any and all verbal or written agreements between Employee and Central or Norwest.

     IN WITNESS WHEREOF, the undersigned have set their hands as of the date first written above.

                                     CENTRAL BANCORPORATION, INC.


                                   By:  /s/ J. Andy Thompson
                                       -------------------------------
                                   Its Chairman/CEO
                                       -------------------------------

                                   NORWEST CORPORATION


                                   By:  /s/  John E. Ganoe
                                      --------------------------------
                                   Its:  Executive Vice President
                                        ------------------------------



                                   /s/ Stuart W. Murff
                                   -----------------------------------
                                   Employee

                                   APPENDIX C



                    OPINION OF KEEFE, BRUYETTE & WOODS, INC.

December __, 1996

Board of Directors
Central Bancorporation, Inc.
777 West Rosedale
Fort Worth, TX  76113


Gentlemen:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Central Bancorporation, Inc. ("Central") of the exchange ratio in the proposed merger (the "Merger") in which a wholly-owned subsidiary of Norwest Corporation ("Norwest") will merge with and into Central, such that Central will become a wholly-owned subsidiary of Norwest, pursuant to the Agreement and Plan of Reorganization, dated as of September 16, 1996, between Central and Norwest (the "Agreement"). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $2.50 per share, of Central (the "Common Shares") will be converted into 1.7745 shares of common stock, par value $1-2/3 per share, of Norwest.

     Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Central and Norwest, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Central and Norwest for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Central. We have acted exclusively for the Board of Directors of Central in rendering this fairness opinion and will receive a fee from Central for our services.

Central Bancorporation, Inc.
Board of Directors
Page 2


     In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Central and Norwest and the Merger, including among other things, the following: (i) the Agreement; (ii) the Registration Statement on Form S-4 (including the proxy statement-prospectus dated ___________, 199_ for the special meeting of stockholders of Central to be held in connection with the Merger); (iii) Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 1995 of Central and Norwest; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Central and Norwest and certain other communications from Central and Norwest to their respective stockholders; and (v) other financial information concerning the businesses and operations of Central and Norwest furnished to us by Central and Norwest for purposes of our analysis. We also have held discussions with senior management of Central and Norwest regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial for Central and certain financial and stock market information for Norwest with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any of such information. We have relied upon the management of Central and Norwest as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Central and Norwest are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Central or Norwest, nor have we examined any individual credit files.

     We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and current financial position and results of operations of Central and Norwest; (ii) the assets and liabilities of Central and Norwest; and
(iii) the nature and terms of certain other merger transactions involving banks and bank holding companies.

Central Bancorporation, Inc.
Board of Directors
Page 3


We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the exchange ratio in the Merger is fair, from a financial point of view, to the holders of the Common Stock.



                                        Very truly yours,


                                        KEEFE, BRUYETTE & WOODS, INC.

                                   APPENDIX D


                         TEXAS BUSINESS CORPORATION ACT
                          ARTICLES 5.11, 5.12 AND 5.13

ART. 5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
          ACTIONS


          A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

                         (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise:

                         (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

                         (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

          B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and (2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than
               (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.
               Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955.
               Amended by Acts 1957, 55th Leg., p. 111, ch. 54, Section 10;
               Acts 1973, 63rd Leg., p. 1508, ch. 545, Section 36, eff.
               Aug. 27, 1973; Acts 1989, 71st Leg., ch. 801, Section 34, eff.
               Aug. 28, 1989; Acts 1991, 72nd Leg., ch. 901, Section 32, eff.
               Aug 26, 1991.

ART. 5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS


     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

                    (1) (a)   With respect to proposed corporate action that is
          submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten
          (10) day period shall be bound by the action.

                    (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the Corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

               (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

               (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporate (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those
          shares or in the corporation.   The court shall allow the appraisers a
          reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

          Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1721, ch. 657 Section 12, eff. June 17, 1967;
          Acts 1983, 68th Leg., p. 2570, ch. 442 Section 9, eff. Sept. 1, 1983;
          Acts 1987, 70th Leg., ch. 93, Section 27, eff. Aug. 31, 1987; Acts 1989, 71st Leg., ch. 801, Section 35, eff. Aug 28, 1989; Acts 1993,
          73rd Leg., ch 215, Section 2.16, eff. Sept. 1, 1993.

ART. 5.13 PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS


          A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

          B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either
               Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

          C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or
               5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of a fair value of such shares by a court shall have been filed within the time provided in Article
               5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.
                    Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sep. 6, 1955.
                    Amended by Acts 1967, 60th Leg., p. 1723, ch. 657 Section
               13, eff. June 17, 1967; Acts 1983, 68th Leg., p. 2573, ch. 442,
               Section 10, eff. Sept. 1, 1983; Acts 1993, 73rd Leg., ch. 215,
               Section 2.17, eff. Sept. 1, 1993.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits:      Parenthetical references to exhibits in the description of
               Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.2, 4.1, 4.2 and
               4.3 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

     2.1  --   Agreement and Plan of Reorganization dated September 16, 1996 between Central Bancorporation, Inc. and Norwest Corporation
               (included in Proxy Statement-Prospectus as Appendix A).

     3.1  --   Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form
               8-K dated June 28, 1993 and Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995).

     3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

     3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

     3.1.3 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

     3.1.4 -- Certificate of Designations with respect to the 1996 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February 26, 1996).

     3.2  --   By-Laws, as amended (incorporated by reference to Exhibit 4(c) to
               Norwest's Quarterly Report on Form 10-Q for the quarter ended
               March 31, 1991).

     4.1  --   Rights Agreement, dated as of November 22, 1988, between Norwest
               Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

     4.2  --   Certificate of Adjustment, dated July 21, 1989, to Rights
               Agreement (incorporated by reference to Exhibit 3 to Norwest's
               Form 8 dated July 21, 1989).

     4.3  --   Certificate of Adjustment, dated June 28, 1993, to Rights
               Agreement (incorporated by reference to Exhibit 4 to Norwest's
               Form 8-A/A dated June 29, 1993).

     5    --   Opinion of Stanley S. Stroup, counsel to Norwest.

     8    --   Form of Opinion of Jenkens & Gilchrist, P.C.

     23.1 -- Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

     23.2 --   Consent of KPMG Peat Marwick LLP.

     23.3 --   Consent of KPMG Peat Marwick LLP.

     23.4 --   Consent of Jenkens & Gilchrist, P.C.

     24   --   Powers of Attorney.

     99   --   Form of proxy for Special Meeting of Shareholders of Central
               Bancorporation, Inc.

ITEM 22.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate,

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on December 2, 1996.

                              NORWEST CORPORATION

                              By:  /s/ Richard M. Kovacevich
                                   ---------------------------------
                                       Richard M. Kovacevich
                                       President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on December 2, 1996 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich               President and Chief Executive Officer
-----------------------------           (Principal Executive Officer)
     Richard M. Kovacevich

/s/ John T. Thornton                    Executive Vice President and Chief
-----------------------------           Financial Officer
     John T. Thornton                   (Principal Financial Officer)

/s/ Michael A. Graf                     Senior Vice President and Controller
-----------------------------           (Principal Accounting Officer)
     Michael A. Graf


DAVID A. CHRISTENSEN     )
GERALD J. FORD           )
PIERSON M. GRIEVE        )
CHARLES M. HARPER        )
WILLIAM A. HODDER        )
LLOYD P. JOHNSON         )                   A majority of the
REATHA CLARK KING        )                   Board of Directors*
RICHARD M. KOVACEVICH    )
RICHARD S. LEVITT        )
RICHARD D. McCORMICK     )
CYNTHIA H. MILLIGAN      )
BENJAMIN F. MONTOYA      )
IAN M. ROLLAND           )
MICHAEL W. WRIGHT        )



*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   -----------------------------------------
                                       Richard M. Kovacevich
                                       Attorney-in-Fact

                                INDEX TO EXHIBITS
Exhibit                                                                Form of
Number              Description*                                        Filing

  2.1          Agreement and Plan of Reorganization dated
               September 16, 1996 between Central Bancorporation,
               Inc. and Norwest Corporation (included in Proxy
               Statement-Prospectus as Appendix A).

  3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993 and Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995).

  3.1.1 Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

  3.1.2        Certificate of Designations of Powers,
               Preferences, and Rights of Norwest Cumulative
               Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

  3.1.3        Certificate of Designations of Powers,
               Preferences, and Rights of Norwest 1995 ESOP
               Cumulative Convertible Preferred Stock
               (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

  3.1.4 Certificate of Designations with respect to the 1996 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated February 26, 1996).

  3.2 By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form
               10-Q for the quarter ended March 31, 1991).

  4.1 Rights Agreement, dated as of November 22, 1988, between Norwest Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

  4.2          Certificate of Adjustment, dated July 21, 1989, to
               Rights Agreement (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21,
               1989).

Exhibit                                                                Form of
Number              Description*                                        Filing

  4.3          Certificate of Adjustment, dated June 28, 1993, to
               Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29,
               1993).

  5            Opinion of Stanley S. Stroup, counsel to Norwest.
               Electronic
                                                  Transmission

  8            Form of Opinion of Jenkens & Gilchrist, P.C.
               Electronic Transmission

  23.1         Consent of Stanley S. Stroup (included as part of
               Exhibit 5 filed herewith).

  23.2         Consent of KPMG Peat Marwick LLP. Electronic
               Transmission

  23.3         Consent of KPMG Peat Marwick LLP. Electronic
               Transmission

  23.4         Consent of Jenkens & Gilchrist, P.C. Electronic
               Transmission

  24           Powers of Attorney Electronic Transmission

  99 Form of proxy for Special Meeting of Shareholders of Electronic Central Bancorporation, Inc.
               Transmission

________________________
* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.2, 4.1, 4.2 and 4.3 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.